Exhibit 4.15

EXECUTION VERSION

USD 172,500,000 SENIOR SECURED CREDIT FACILITIES AGREEMENT

dated 3 April 2014

for

KNOT Shuttle Tankers 20 AS

and

KNOT Shuttle Tankers 21 AS

as joint and several Borrowers

with

Knutsen NYK Offshore Tankers AS

as Original Guarantor

arranged by

Sumitomo Mitsui Banking Corporation Europe Limited and CommBank Europe Limited

as Mandated Lead Arrangers and Bookrunners

and

SMBC Nikko Capital Markets Ltd.

as Hedging Bank

structured by

Sumitomo Mitsui Banking Corporation Europe Limited

as Structuring Bank

with

Sumitomo Mitsui Banking Corporation Europe Limited

acting as Agent

www.bahr.no

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SCHEDULE 1 Lenders and Commitments

SCHEDULE 2 Conditions Precedent

SCHEDULE 3 Requests

SCHEDULE 4 Mandatory Cost Formulae

SCHEDULE 5 Form of Transfer Certificate

SCHEDULE 6 Facility A Repayments

SCHEDULE 7 Form of Accession Letter

SCHEDULE 8 PART I Form of Compliance Certificate - KNOT

PART II Form of Compliance Certificate - KNOP

SCHEDULE 9 Structure Chart

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THIS AGREEMENT is dated 3 April 2014 and made between:

(1)	KNOT SHUTTLE TANKERS 20 AS of Smedasundet 40, N-5529 Haugesund, Norway, organisation no. 897 099 152 (“Borrower 20”) and KNOT SHUTTLE TANKERS 21 AS of Smedasundet 40, N-5529 Haugesund, Norway, organisation no. 911 782 189 (“Borrower 21” and, together with Borrower 20, the “Borrowers”) as joint and several borrowers;

(2)	KNUTSEN NYK OFFSHORE TANKERS AS of Smedasundet 40, N-5529 Haugesund, Norway, organisation no. 995 221 713 (“KNOT” or the “Original Guarantor”) as parent and original guarantor;

(3)	SUMITOMO MITSUI BANKING CORPORATION EUROPE LIMITED and COMMBANK EUROPE LIMITED as mandated lead arrangers (the “Mandated Lead Arrangers”);

(4)	SUMITOMO MITSUI BANKING CORPORATION EUROPE LIMITED and COMMBANK EUROPE LIMITED as bookrunners in respect of Facility A and SUMITOMO MITSUI BANKING CORPORATION EUROPE LIMITED as bookrunner in respect of Facility B (the “Bookrunners”);

(5)	SMBC NIKKO CAPITAL MARKETS LTD as hedging bank (the “Hedging Bank”);

(6)	SUMITOMO MITSUI BANKING CORPORATION EUROPE LIMITED as structuring bank (the “Structuring Bank”);

(7)	THE FINANCIAL INSTITUTIONS listed in Schedule 1 (Lenders and Commitments) as lenders (the “Original Lenders”); and

(8)	SUMITOMO MITSUI BANKING CORPORATION EUROPE LIMITED of 99 Queen Victoria Street, London EC4V 4EH, United Kingdom, as agent of the other Finance Parties (the “Agent”).

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“Accession Letter” means a document substantially in the form set out in Schedule 7 (Form of Accession Letter).

“Account Bank” means DNB Bank ASA, a Norwegian limited liability company of Dronning Eufemias gate 30, N-0191 Oslo, Norway with organisation number 984 851 006.

“Account Pledges” means agreements (whether by way of a separate agreement or an agreement containing other security) for the first priority charge of any amounts credited on the Project Accounts, to be made between relevant Obligor and the Agent (on behalf of the Finance Parties) as security for the Obligors’ obligations under the Finance Documents, in form and substance satisfactory to all the Finance Parties.

“Accounting Principles” means (i) in respect of the Borrowers, generally accepted accounting principles in Norway, (ii) in respect of KNOT, IFRS, and (iii) in respect of KNOP, generally accepted accounting principles in the United States.

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“Acquisition” means purchase of the Vessels by the Borrowers pursuant to the Memorandum of Agreement.

“Acquisition Costs” means the cost incurred by the Borrowers in connection with the Acquisition which will be made up of:

(a)	the acquisition price per Vessel which is not to exceed USD 87,500,000; and

(b)	any other cost related to the Acquisition of each Vessel as approved by the Agent and which shall not exceed USD 2,500,000 in total for the two Vessels.

“Acquisition Date” means the date when each Vessel is actually delivered to the relevant Borrower in accordance with the Memorandum of Agreement.

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Applicable Margin” means:

(a)	in relation to Facility A, two point forty per cent. (2.40%) per annum; and

(b)	in relation to Facility B, (i) three point seventy-five per cent. (3.75%) per annum until and including 30 September 2014, and (ii) four point twenty-five per cent. (4.25%) thereafter.

“Approved Broker” means the ship broker/consultancy firms Fearnleys AS, Lorentzen & Stemoco AS, RS Platou, Clarkson and Poten & Partners or such other reputable and independent consultancy or ship broker firm approved by the Agent on behalf of the Lenders.

“Approved Classification Society” means DNV GL or another leading classification society being member of the International Association of Classification Societies approved by the Agent.

“Arrangers” means the Mandated Lead Arrangers.

“Assignment of Bareboat Charter Agreement” means an assignment agreement (whether by way of a separate agreement or an agreement containing other security) for the first priority assignment of any rights, including both Earnings and, to the extent permitted by law, contractual rights (“step-in rights”) arising out of each Bareboat Charter Agreement, to be made between the relevant Obligor and the Agent (on behalf of the Finance Parties) as security for the Obligors’ obligations under the Finance Documents, in form and substance in form and substance satisfactory to all the Finance Parties.

“Assignment of Earnings and Requisition Compensation” means an assignment agreement (whether by way of a separate agreement or an agreement containing other security) which is collateral to the Finance Documents for the first priority assignment of the Earnings and Requisition Compensation to be made between the relevant Obligor and the Agent (on behalf of the Finance Parties) as security for the Obligors’ obligations under the Finance Documents, in form and substance satisfactory to all the Finance Parties.

“Assignment of Hedging Agreements” means an assignment agreement (whether by way of a separate agreement or an agreement containing other security) which is collateral to

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the Finance Documents for the first priority assignment of the Borrowers’ rights under the Hedging Agreements to be made between the relevant Obligors and the Agent (on behalf of the Finance Parties) as security for the Obligors’ obligations under the Finance Documents, in form and substance satisfactory to all the Finance Parties.

“Assignment of Insurances” means an assignment agreement (whether by way of a separate agreement or an agreement containing other security) which is collateral to the Finance Documents for the first priority assignment of the Insurances to be made between the relevant Obligors and any other party having interests in the Insurances and the Agent (on behalf of the Finance Parties) as security for the Obligors’ obligations under the Finance Documents, in form and substance satisfactory to all the Finance Parties.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Availability Period” means in relation to each Facility, the period from and including the date of this Agreement to and including the earlier of:

(a)	the date falling three (3) months from the date of this Agreement;

(b)	30 June 2014; and

(c)	the date when the Facilities are fully drawn or cancelled.

“Available Commitment” means, in relation to a Facility, a Lender’s Commitment under that Facility minus:

(a)	the amount of its participation in any outstanding Loans under that Facility; and

(b)	in relation to any proposed Utilisation, the amount of its participation in any Loans that are due to be made under that Facility on or before the proposed Utilisation Date.

“Available Facility” means, in relation to a Facility, the aggregate for the time being of each Lender’s Available Commitment in respect of that Facility.

“Bareboat Charter Agreements” means:

(a)	a long term bareboat charter agreement originally entered into between an Affiliate of the Seller and the Bareboat Charterer on 6 March 2008 (as later amended, novated and assigned) in respect of the Vessel “Dan Cisne” and novated to Borrower 20 under the Borrower 20 Novation Agreement pursuant to which the Bareboat Charterer is obliged to pay a daily hire (net of commissions) of USD 27,255 per day until expiry of the term (Q3/2023); and

(b)	a long term bareboat charter agreement originally entered into between an Affiliate of the Seller and the Bareboat Charterer on 6 March 2008 (as later amended, novated and assigned) in respect of the Vessel “Dan Sabia” and novated to Borrower 21 under the Borrower 21 Novation Agreement pursuant to which the Bareboat Charterer is obliged to pay a daily hire (net of commissions) of USD 27,255 per day until expiry of the term (Q1/2024).

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“Bareboat Charterer” means any one of (i) Fronape International Company, PO Box 714, Georgetown, Grand Cayman, Cayman Islands and/or (ii) Petrobras Transporte S.A. (Transpetro) with registered address at Av. Presidente Vargas, 328, 20091-060 Rio de Janeiro, RJ, Brazil, both companies ultimately wholly-owned by Petroleo Brasileiro S.A: (Petrobras).

“Borrower 20 Novation Agreement” means the novation agreement entered or to be entered into between Borrower 20, Lauritzen Shuttletankers Netherlands, a company 100% owned and controlled by the Seller, and the Bareboat Charterer in respect of the Bareboat Charter for the Vessel “Dan Cisne”.

“Borrower 21 Novation Agreement” means the novation agreement entered or to be entered into between Borrower 21, Lauritzen Shuttletankers Netherlands, a company 100% owned and controlled by the Seller, and the Bareboat Charterer in respect of the Bareboat Charter for the Vessel “Dan Sabia”.

“Break Costs” means the amount (if any) by which:

(a)	the interest (but, for the avoidance of doubt, excluding any Applicable Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(a)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the relevant interbank market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London, Paris, Malta, New York and Oslo.

“Code” means the US Internal Revenue Code of 1986.

“Commitment” means a Facility A Commitment or Facility B Commitment.

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 8 (Form of Compliance Certificate).

“Default” means an Event of Default or any event or circumstance specified in Clause 26 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Designated Transaction” means a transaction:

(a)	which is entered into by a Borrower with the Hedging Bank pursuant to the Hedging Agreement; and

(b)	whose purpose is the hedging of all of part of the Borrowers’ exposure to interest rate fluctuations as per Clause 24.24 (Hedging).

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“Disruption Event” means either or both of:

(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facilities (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“Drop Down” means the potential acquisition by KNOP of 100% of the shares in one or both Borrowers.

“Drop Down Account” means the bank account(s) of KNOT, which shall be held with the Account Bank or such other banking institution as the Majority Lenders may approve and into which all proceeds payable from KNOP to KNOT in connection with the Drop Down shall be paid.

“Drop Down Date” means the date on which a Drop Down actually takes place.

“Drop Down Proceeds” means the proceeds payable by KNOP to KNOT in connection with each Drop Down.

“Earnings” means all moneys whatsoever which are now, or later become, payable (actually or contingently) to the Borrowers and which arise out of the use of or operation of the Vessels, including (but not limited to):

(a)	all freight, hire and passage moneys payable to the Borrowers, including (without limitation) payments of any nature under the Bareboat Charter Agreements, or any other charter or agreement for the employment, use, possession, management and/or operation of the Vessels;

(b)	any claim under any guarantees related to freight and hire payable to the Borrowers as a consequence of the operation of the Vessels;

(c)	compensation payable to the Borrowers in the event of any requisition of the Vessels or for the use of the Vessels by any government authority or other competent authority;

(d)	remuneration for salvage, towage and other services performed by the Vessels payable to the Borrowers;

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(e)	demurrage and retention money receivable by the Borrowers in relation to the Vessels;

(f)	all moneys which are at any time payable under the Insurances in respect of loss of earnings;

(g)	if and whenever a Vessel is employed on terms whereby any moneys falling within sub-clauses (a) to (f) above are pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing arrangement which is attributable to a Vessel; and

(h)	any other money whatsoever due or to become due to the Borrowers from third parties in relation to the Vessels.

“Earnings Accounts” means the bank account(s) of the Borrowers from time to time, which shall be held with the Account Bank or such other banking institution as the Majority Lenders may approve and into which all the Earnings (including any proceeds of the Insurances) and new equity payable to the Borrowers in connection with any Drop Down shall be paid during the Security Period.

“Environmental Approval” means any permit, licence, consent, approval and other authorisations and the filing of any notification, report or assessment required under any Environmental Law for the operation of the Vessels and for the operation of the business of any member of the Group.

“Environmental Claim” means any claim, proceeding or investigation by any party in respect of any Environmental Law or Environmental Approval.

“Environmental Law” means any applicable law or regulation which relates to:

(a)	the pollution or protection of the environment;

(b)	harm to or the protection of human health;

(c)	the conditions of the workplace; or

(d)	any emission or substance capable of causing harm to any living organism or the environment.

“Equity Contribution” means the equity to be contributed by KNOT or its shareholders to the Borrowers in order for the Borrowers to finance no less than USD 5,000,000 of the Total Acquisition Costs, either through the granting of a subordinated shareholder’s loan or through cash equity contribution.

“Event of Default” means any event or circumstance specified as such in Clause 26 (Events of Default).

“Facility” means Facility A or Facility B.

“Facility A” means the senior term loan facility made available under this Agreement as described in Clause 2 (The Facilities).

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“Facility A Commitment” means:

(a)	in relation to an Original Lender, the amount in USD set opposite its name under the heading “Facility A Commitment” in Schedule 1 (Lenders and Commitments) and the amount of any other Facility A Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount in the USD of any Facility A Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Facility A Loan” means a loan made or to be made under Facility A or the principal amount outstanding for the time being of that loan.

“Facility A Repayment Date” means each of the dates when Facility A shall be repaid as further set out in Clause 6.1 (a) (Repayment of Facility A Loans).

“Facility A Tranche” means the part of the Total Facility A Commitment made available to the Borrowers in respect of the Acquisition of each of the Vessels, being an amount of up to USD 70,000,000 per Vessel.

“Facility B” means the corporate term loan facility made available under this Agreement as described in Clause 2 (The Facilities).

“Facility B Commitment” means:

(a)	in relation to an Original Lender, the amount in USD set opposite its name under the heading “Facility B Commitment” Schedule 1 (Lenders and Commitments) and the amount of any other Facility B Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount in USD of any Facility B Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Facility B Lender” means:

(a)	the Original Facility B Lender; and

(b)	any bank, financial institution, trust, fund or other entity which has become a Party in accordance with Clause 27 (Changes to the Lenders),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

“Facility B Loan” means a loan made or to be made under Facility B or the principal amount outstanding for the time being of that loan.

“Facility B Tranche” means the part of the Total Facility B Commitment made available to the Borrowers in respect of the Acquisition of each of the Vessels, being an amount of up to USD 16,250,000 per Vessel.

“Facility Office” means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

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“FATCA” means;

(a)	sections 1471 to 1474 of the Code or any associated regulations or other official guidance;

(b)	any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of paragraph (a) above; or

(c)	any agreement pursuant to the implementation of paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

“FATCA Deduction” means a deduction or withholding from a payment under a Finance Document required by FATCA.

“Fee Letter” means any letter or letters dated on or about the date of this Agreement between a Finance Party and an Obligor setting out any of the fees referred to in Clause 13 (Fees).

“Finance Document” means this Agreement, the Security Documents, any Quiet Enjoyment Letter, the Hedging Agreements, the Utilisation Requests, any Selection Notice, any Transfer Certificate, each Compliance Certificate, any Fee Letter, any Accession Letter and any other document designated as a Finance Document by the Agent and the Borrowers.

“Finance Party” means the Agent, the Bookrunners, the Arrangers, the Lenders, the Structuring Bank and the Hedging Bank.

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with the Accounting Principles, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

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(g)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(h)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(i)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (h) above.

“Financial Support” means loans, guarantees, credits, indemnities or other form of financial support.

“General Partner” means means KNOT Offshore Partners GP LLC, a company incorporated under the laws of the Marshall Islands and having its registered office at 2 Queen’s Cross, Aberdeen, Aberdeenshire, AB15 4YB, United Kingdom being the general partner in KNOT Offshore Partners LP.

“Group” means KNOT and its Subsidiaries for the time being.

“Guarantor” means an Original Guarantor and/or a Replacement Guarantor, unless it has ceased to be a Guarantor in accordance with Clause 28 (Changes to the Obligors).

“Hedging Agreement” means any master agreement, schedule, confirmation or other document entered into or to be entered into by the Borrowers and a Hedging Bank on ISDA standard terms or similar terms, for the purpose of hedging interest rate liabilities or other risks in relation to the Facility.

“Hedging Bank” means the companies set out in recital (5) hereto, any of the Lenders and/or Affiliates thereof.

“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

“Insurances” means all the insurance policies and contracts of insurance including (without limitation) those entered into in order to comply with the terms of Clause 25.3 (Insurance) which are from time to time in place or taken out or entered into by or for the benefit of the Borrowers (whether in the sole name of the Borrowers or in the joint names of the Borrowers and any other person) in respect of the Vessels (including claims of whatsoever nature and return of premiums).

“Insurance Report” means an insurance report in respect of the Insurances confirming that such Insurances are placed with such insurers, insurance companies and/or clubs in such amounts, against such risks and in such form as acceptable to the Agent (acting on the instructions from all the Lenders) and comply with the requirements under Clause 25.3 (Insurance), such insurance report to be prepared by BMS Insurance, or such other reputable insurance advisor approved by the Agent, for the cost of the Borrowers, and addressed to, and capable of being relied upon by, the Finance Parties.

“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 11 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 10.3 (Default interest).

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“Interpolated Screen Rate” means the rate which results from interpolating on a linear basis between:

(a) the applicable interest settlement rate for the relevant period as displayed on Reuters screen page LIBOR01 or LIBOR02 (or any replacement Reuters page which displays that rate) for the longest period (for which that screen rate is available) which is less than the Interest Period of the Loan; and

(b) the applicable interest settlement rate for the relevant period as displayed on Reuters screen page LIBOR01 or LIBOR02 (or any replacement Reuters page which displays that rate)for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of the Loan, taking into account the actual number of days each as of 11.00 a.m. (London time) on the Quotation Day for the currency of the Loan.

“ISM Code” means the International Safety Management Code for the Safe Operation of Ships and for Pollution Prevention.

“ISPS Code” means the International Ship and Port Facility Security (ISPS) Code as adopted by the International Maritime Organization’s (IMO) Diplomatic Conference of December 2002.

“KNOP” means KNOT Offshore Partners L.P., a master limited partnership listed on the New York Stock Exchange as further described in Schedule 9 (Structure Chart).

“KNOP Financing Agreements” means any new financing agreement(s) entered into from time to time by KNOP (as borrower) in order to refinance its current bank debt (as such agreement(s) are later amended and/or supplemented).

“Lender” means:

(a)	any Original Lender; and

(b)	any bank, financial institution, trust, fund or other entity which has become a Party in accordance with Clause 27 (Changes to the Lenders),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

“LIBOR” means, in relation to a Loan:

(a)	the applicable interest settlement rate for the relevant period as displayed on Reuters screen page LIBOR01 or LIBOR02 (or any replacement Reuters page which displays that rate), as appropriate;

(b)	(if Reuters screen page referred to in (a) is not available for the Interest Period of that Loan or other sum), the Interpolated Screen Rate for the Loan; or

(c)	(if neither the Reuters screen page referred to in (a) nor the rate set out in (b) is available for the Interest Period of that Loan or other sum) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the London interbank market,

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as of 11.00 a.m. (London time) on the second Business Day prior to the relevant Interest Period for the offering of deposits in USD and for a period comparable to the Interest Period for that Loan or other sum and, if any such rate is below zero, LIBOR will be deemed to be zero.

“Loan” means a Facility A Loan or a Facility B Loan.

“Majority Lenders” means:

(a)	if there are no Loans then outstanding, a Lender or Lenders whose Commitments aggregate more than 66 2/3% of the Total Facility A Commitments (or, if the Total Facility A Commitments have been reduced to zero, aggregated more than 66 2/3% of the Total Facility A Commitments immediately prior to the reduction); or

(b)	at any other time, a Lender or Lenders whose participations in the Facility A Loans then outstanding aggregate more than 66 2/3% of all the Facility A Loans then outstanding.

“Manager” means for a period of up to three (3) months from the date of this Agreement, Lauritzen Offshore Services A/S a Danish private limited liability company with its registered address at Sankt Annae Plads, P.O. Box 2147, 1291 Copenhagen, K-Denmark, and thereafter KNOT Management AS, a Norwegian private limited liability company with organisation number 996 124 916 and its registered address at Smedasundet 40, N-5529 Haugesund, Norway, KNOT Management Denmark A/S, a Danish private limited liability company with its registered address at KNOT Denmark A/S, C/O Gorrissen Federspiel, Att. Jens V. Mathiasen, H. C. Andersens Boulevard 12, 1553 Copenhagen V, Denmark , the Bareboat Charterer or any Affiliate of the Bareboat Charterer or such other manager as consented by to the Agent, such consent not to be unreasonably withheld.

“Manager’s Undertaking” means, in respect of each Vessel, an undertaking from the Manager in favour of the Agent (on behalf of the Finance Parties) which is collateral to the Finance Documents as security for the Obligors’ obligations under the Finance Document pursuant to which the Manager will undertake, inter alia, (i) if the O&M Contracts are entered into with a Borrower, to subordinate, at all times until the end of the Security Period, all rights claims or liens it may have against the Vessels or the Borrowers to the rights of the Finance Parties, and (ii) not to terminate or amend in any material respect the O&M Contracts without the prior written consent of the Agent, in form and substance satisfactory to all the Finance Parties.

“Mandatory Cost” means the percentage rate per annum calculated by the Agent in accordance with Schedule 4 (Mandatory Cost formulae).

“Market Value” means the fair market value of each of the Vessels, being the average of valuations of the Vessels obtained from two (2) Approved Brokers addressed to the Agent (on behalf of the Finance Parties) on the basis of a sale for prompt delivery for cash at arm’s length on normal commercial terms as between a willing buyer and a willing seller, on an “as is, where is” basis, free of any charter and/or similar arrangement.

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“Material Adverse Effect” means in the reasonable opinion of the Agent (acting on the instructions of the Majority Lenders), a material adverse effect on:

(a)	the business, operations, property, condition (financial or otherwise) or prospects of any Obligor or the Bareboat Charterer;

(b)	the ability of an Obligor or the Bareboat Charterer to perform its obligations under the Finance Documents; or

(c)	the validity or enforceability of, or the effectiveness or ranking of any Security granted or purporting to be granted pursuant to any of the Finance Documents or the remedies under the Finance Documents .

“Memorandum of Agreement” means the agreement dated 28 January 2014 between KNOT and the Seller pursuant to which the Seller has agreed to sell and KNOT has agreed to purchase the Vessels for a total price of USD 175,000,000 (as amended from time to time).

“MLP Group” means KNOT Offshore Partners LP and its Subsidiaries.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day; and

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month.

“Mortgages” means each of the first priority and, subject to Clause 19.10 (Guarantee and indemnity of the Borrowers), cross-collaterised mortgages and (if applicable) any deed of covenants which are collateral thereto, to be executed by each of the Borrowers against each of the Vessels and registered in the Ship Registry in favour of the Agent (on behalf of the Finance Parties) as security for the Obligors’ obligations under the Finance Documents, in form and substance satisfactory to all the Finance Parties, subject to the Quiet Enjoyment Letter.

“Obligor” means a Borrower or a Guarantor.

“O&M Contract” means the contracts entered into between the Bareboat Charterer the Manager and, as the case may be, the respective Borrower in respect of the technical management services for each Vessel.

“Original Facility B Lender” means Sumitomo Mitsui Banking Corporation Europe Limited.

“Original Financial Statements” means:

(a)	in relation to KNOT, the audited consolidated financial statements of the Group for the financial year ended 31 December 2012; and

(b)	in relation to each Borrower, its audited financial statements (if available) for its financial year ended 2012, but as from 15 May 2014, to refer to its audited financial statements for its financial year ended 2013 (as delivered pursuant to Clause 22.1 (Financial Statements)).

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“Permitted Encumbrances” means;

(a)	liens created pursuant to the Finance Documents;

(b)	liens for current crews’ wages and salvage;

(c)	liens over bank accounts in favour of the Account Bank, provided that the Account Bank has agreed not to exercise such liens for as long as the Security Documents are in place (except to the extent as may be necessary to recover costs that fall due in respect of the operation of the account); and

(d)	any salvage or ship repairer’s or outfitter’s possessory lien arising by operation of law unless it is agreed that the invoice giving rise to the lien has become due and payable.

“Party” means a party to this Agreement.

“Project Accounts” means the Earnings Accounts and the Drop Down Account.

“Project Documents” means the Memorandum of Agreement, the Bareboat Charter Agreements (including the Borrower 20 Novation Agreement and the Borrower 21 Novation Agreement) and the O&M Contracts.

“Quiet Enjoyment Letter” means a letter agreement between the Agent (on behalf of the Finance Parties), the relevant Borrower and the Bareboat Charterer, setting out contractually agreed “quiet enjoyment” undertakings with the Bareboat Charterer, on terms acceptable to the Agent (on behalf of the Finance Parties) and the Bareboat Charterer.

“Quotation Day” means, in relation to any Interest Period, the day occurring two (2) Business Days prior to the commencement of that Interest Period, unless market practice differs in the London interbank market for USD, in which case the Quotation Day will be determined by the Agent in accordance with market practice in the London interbank market (and if quotations would normally be given by leading banks in the London interbank market on more than one day, the Quotation Day will be the last of those days).

“Reference Banks” means each of the Original Lenders or such other banks as may be appointed by the Agent in consultation with the Borrowers.

“Relevant Jurisdiction” means, in relation to an Obligor:

(a)	its jurisdiction of incorporation;

(b)	any jurisdiction where any asset subject to or intended to be subject to the Security to be created by it under any Security Document is situated;

(c)	any jurisdiction where it conducts its business; and

(d)	the jurisdiction whose laws govern the perfection of any of the Security granted under any Security Documents entered into by it.

“Replacement Guarantor” means a company which becomes a Replacement Guarantor in accordance with Clause 28 (Changes to the Obligors).

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“Requisition” means the requisition for title or other compulsory acquisition, requisition, appropriation, expropriation, deprivation, forfeiture or confiscation howsoever for any reason of a Vessel by any government entity or other competent authority whether dejure or defacto that shall exclude requisition for use or hire not involving requisition of title.

“Requisition Compensation” includes all compensation or other moneys payable by reason of any act or event such as is referred to in paragraph (b) of the definition of “Total Loss”.

“Restricted Party” means a person that (i) is listed on any Sanctions List, (ii) is located in or incorporated under the laws of a country or territory that is the target of country-wide or territory-wide Sanctions, (iii) is directly or indirectly owned or controlled by, or acting on behalf of, a person referred to in (i) and/or (ii) above, or (iv) with whom a subject of a Sanctions Authority would be prohibited or restricted by law from engaging in trade, business or other activities.

“Sanctions” means the applicable economic sanctions laws, regulations, embargoes or restrictive measures administered, enacted or enforced by the (i) Norwegian Government, (ii) United States Government, (iii) United Nations, (iv) European Union and (v) United Kingdom, and with regard to (i)-(v) above, the respective governmental institutions and agencies of any of the foregoing, including, without limitation, the Office of Foreign Assets Control of the US Department of Treasury (“OFAC”), the United States Department of State and Her Majesty’s Treasury (“HMT”) (together the “Sanctions Authorities” and each a “Sanctions Authority”).

“Sanctions List” means the “Specially Designated Nationals and Blocked Persons” list maintained by OFAC, the “Consolidated List of Financial Sanctions Targets”, maintained by HMT or any similar list maintained by, or public announcement of Sanctions designation made by, any of the Sanctions Authorities, including, but not limited to, the Norwegian Government, the European Union or the United Nations.

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Security Documents” means each of the security documents as may be entered into from time to time pursuant to Clause 20 (Security).

“Security Period” means the period commencing on the date of this Agreement and ending on the date on which the Agent notifies the Borrowers and the Finance Parties that:

(a)	all amounts which have become due for payment by the Borrowers or any other party under the Finance Documents have been paid;

(b)	no amount is owing or has accrued (without yet having become due for payment) under any of the Finance Documents;

(c)	the Borrowers have no future or contingent liability under any provision of this Agreement and the other Finance Documents; and

(d)	the Agent and the Majority Lenders do not consider that there is a significant risk that any payment or transaction under a Finance Document would be set aside, or would have to be reversed or adjusted, in any present or possible future proceeding relating to a Finance Document or any asset covered (or previously covered) by a Security created by a Finance Document.

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“Selection Notice” means a notice substantially in the form set out in Part II of Schedule 3 (Requests) given in accordance with Clause 11 (Interest Periods) in relation to a Loan.

“Seller” means Lauritzen Shuttletankers Singapore Pte. Ltd., a company registered in Singapore, whose registered office is at 1 Harbourfront Avenue # 13-01/02, Keppel Bay Tower, Singapore, a 100% subsidiary of JL Lauritzen A/S of 28, Sankt Annae Plads, P.O. Box 2147, 1291 Copenhagen KDenmark.

“Share Pledge” means each share pledge agreement (whether by way of a separate agreement or an agreement containing other security) which is collateral to the Finance Documents for the first priority pledge over all the shares in each Borrower between the relevant Obligor (being KNOT prior to the Drop Down Date and KNOP or a Subsidiary of KNOP following the Drop Down Date) and the Agent (on behalf of the Finance Parties) as security for the Obligors’ obligations under the Finance Documents in form and substance satisfactory to all the Finance Parties.

“Ship Registry” means the Danish International Ship registry (DIS) with regards to main registration of the Vessels and the Brazilian ship registry with regards to bareboat registration of the Vessels and such other ship registry as approved by the Agent on behalf of the Lenders.

“Subsidiary” means an entity of which a person has direct or indirect control (whether through the ownership of voting capital, by contract or otherwise) or owns directly or indirectly more than 50% of the shares and for this purpose an entity shall be treated as controlled by another if that entity is able to direct its affairs and/or to control the composition of the board of directors or equivalent body.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Tax Deduction” means a deduction or withholding for or on account of tax from a payment under a Finance Document, other than a FATCA Deduction.

“Termination Date” means:

(a)	in relation to each Facility A Tranche, the date that the Bareboat Charter Agreement for the Vessel to which that Facility A Tranche relates expires, being 15 September 2023 for the Facility A Tranche held by Borrower 20 (owner of the Vessel “Dan Cisne”) and 9 January 2024 for the Facility A Tranche held by Borrower 21 (owner of the Vessel “Dan Sabia”); and

(b)	in relation to each Facility B Tranche, the earliest of (i) the Drop Down of the Borrower who is the owner of the Vessel to which that Facility B Tranche relates, (ii) 364 days from the date of this Agreement, and (iii) 29 March 2015.

“Total Acquisition Costs” means the aggregate Acquisition Costs incurred by the Borrowers in connection with the acquisition of the Vessels which shall not exceed USD 177,500,000.

“Total Commitments” means the aggregate of the Total Facility A Commitments and the Total Facility B Commitments, being a maximum principal amount of USD 172,500,000 specified as such in Schedule 1 (Lenders and Commitments) at the date of this Agreement.

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“Total Facility A Commitments” means the aggregate of the Facility A Commitments, being a maximum principal amount of the lower of (i) USD 140,000,000 and (ii) seventy-nine per cent. (79%) of the Total Acquisition Costs and specified as such in Schedule 1 (Lenders and Commitments) at the date of this Agreement.

“Total Facility B Commitments” means the aggregate of the Facility B Commitments, being a maximum principal amount of the lower of (i) USD 32,500,000 and (ii) eighteen point five per cent. (18.5%) of the Total Acquisition Costs and specified as such in Schedule 1 (Lenders and Commitments) at the date of this Agreement.

“Total Loss” means, in relation to any Vessel:

(a)	the actual, constructive, compromised, agreed, arranged or other total loss of that Vessel;

(b)	the Requisition of that Vessel; or

(c)	any hijacking, theft, arrest, expropriation, confiscation or acquisition of that Vessel (other than Requisition), whether for full consideration, a consideration less than its proper value, a nominal consideration or without any consideration, which is effected by any government or official authority or by any person or persons claiming to be or to represent a governmental or official authority (excluding requisition for hire for a period not exceeding six (6) Months without any right of extension) unless it is within one (1) Month from the Total Loss Date redelivered to the full control of the relevant Borrower.

“Total Loss Date” means:

(a)	in the case of an actual total loss of a Vessel, the date on which it occurred or, if that is unknown, the date when the Vessel was last heard of;

(b)	in the case of a constructive, compromised, agreed or arranged total loss of a Vessel, the earlier of: (i) the date on which a notice of abandonment is given to the insurers (provided a claim for total loss is admitted by such insurers) or, if such insurers do not forthwith admit such a claim, at the date at which either a total loss is subsequently admitted by the insurers or a total loss is subsequently adjudged by a competent court of law or arbitration panel to have occurred or, if earlier, the date falling three (3) months after notice of abandonment of the Vessel was given to the insurers; and (ii) the date of compromise, arrangement or agreement made by or on behalf of the relevant Borrower with the Vessel’s insurers in which the insurers agree to treat the Vessel as a total loss; or

(c)	in the case of any other type of total loss, on the date (or the most likely date) on which it appears to the Agent that the event constituting the total loss occurred.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 5 (Form of Transfer Certificate) or any other form agreed between the Agent and the Borrowers.

“Transfer Date” means, in relation to a transfer, the later of:

(a)	the proposed Transfer Date specified in the Transfer Certificate; and

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(b)	the date on which the Agent executes the Transfer Certificate.

“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents.

“USD” means United States Dollars, being the lawful currency in the United States of America.

“Utilisation” means a utilisation of a Facility.

“Utilisation Date” means the date of a Utilisation, being the date on which the relevant Loan is to be made.

“Utilisation Request” means a notice substantially in the form set out in Part I of Schedule 3 (Requests).

“VAT” means value added tax as provided for in the Norwegian Value Added Tax Act of 19 June 1969 and any other tax of a similar nature.

“Vessel” means each of:

(a)	M/T “Dan Cisne”, a 2011 built shuttle tanker with a capacity of 59,000 dwt with IMO no. 9513490 to be acquired by Borrower 20 from the Seller on or before the Utilisation Date; and

(b)	M/T “Dan Sabia”, a 2012 built shuttle tanker with a capacity of 59,000 dwt with IMO no. 9513438 to be acquired by Borrower 21 from the Seller on or before the Utilisation Date.

1.2	Construction

(a)	Unless a contrary indication appears, any reference in this Agreement to:

(i)	Clause and Schedule headings are for ease of reference only;

(ii)	words denoting the singular number shall include the plural and vice versa;

(iii)	unless a contrary indication appears, a term used in any other Finance Documents or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(iv)	references to Clauses and Schedules are references, respectively, to the Clauses and Schedules of this Agreement;

(v)	references to a provision of law is a reference to that provision as it may be amended or re-enacted, and to any regulations made by the appropriate authority pursuant to such law;

(vi)	a reference to a time of day is a reference to London time;

(vii)	the “Agent”, an “Arranger”, a “Bookrunner”, a “Hedging Bank”, the “Structuring Bank”, any “Finance Party”, any “Lender”, any “Obligor” or any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

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(viii)	“assets” includes present and future properties, revenues and rights of every description;

(ix)	a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended or restated;

(x)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(xi)	a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality); and

(xii)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation.

(b)	A Default (other than an Event of Default) is “continuing” if it has not been remedied or waived and an Event of Default is “continuing” if it has not been waived.

2.	THE FACILITIES

2.1	The Facilities

Subject to the terms of this Agreement, the Lenders make available to the Borrowers:

(a)	a term loan facility in an aggregate amount equal to the Total Facility A Commitments in two equal Facility A Tranches, one for each Borrower’s Acquisition of its respective Vessel in an amount up to fifty per cent. (50%) of the Total Facility A Commitments; and

(b)	a term loan facility in an aggregate amount equal to the Total Facility B Commitments in two equal Facility B Tranches, one for each Borrower’s Acquisition of its respective Vessel in an amount of up to fifty per cent. (50%) of the Total Facility B Commitments.

2.2	Finance Parties’ rights and obligations

(a)	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

(c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

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2.3	Obligors’ Agent

(a)	Each Obligor by its execution of this Agreement or an Accession Letter irrevocably appoints the other Obligors to act on its behalf as its agent in relation to the Finance Documents and irrevocably authorises:

(i)	each other Obligor on its behalf to supply all information concerning itself contemplated by this Agreement to the Finance Parties and to give all notices and instructions, to execute on its behalf any Accession Letter, to make such agreements and to effect the relevant amendments, supplements and variations capable of being given, made or effected by any Obligor notwithstanding that they may affect the Obligor, without further reference to or the consent of that Obligor; and

(ii)	each Finance Party to give any notice, demand or other communication to that Obligor pursuant to the Finance Documents to the Borrowers;

(iii)	and in each case the Obligor shall be bound as though the Obligor itself had given the notices and instructions or executed or made the agreements or effected the amendments, supplements or variations, or received the relevant notice, demand or other communication.

(b)	Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by an Obligor or given to the Borrowers under any Finance Document on behalf of another Obligor or in connection with any Finance Document (whether or not known to any other Obligor and whether occurring before or after such other Obligor became an Obligor under any Finance Document) shall be binding for all purposes on that Obligor as if that Obligor had expressly made, given or concurred with it. In the event of any conflict between any notices or other communications of KNOT and any other Obligor, those of KNOT shall prevail.

3.	PURPOSE

3.1	Purpose

(a)	Each Borrower shall apply all amounts borrowed by it under Facility A towards the Total Acquisition Costs.

(b)	Each Borrower shall apply all amounts borrowed by it under Facility B towards the Total Acquisition Costs.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

No Borrower may deliver a Utilisation Request unless the Agent has received all of the documents and other evidence listed in Part I of Schedule 2 (Initial Conditions precedent) in form and substance satisfactory to the Agent. The Agent shall notify the Borrowers and the Lenders promptly upon being so satisfied.

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4.2	Conditions precedent for each Utilisation

The Lenders will only be obliged to comply with Clause 5.3 (Lenders’ participation) in relation to a Utilisation if on or before the Utilisation Date, the Agent has received all of the documents and other evidence listed in Schedule 2 Part II (Conditions precedent to each Utilisation) in form and substance satisfactory to the Agent. The Agent shall notify the Borrower and the Lenders promptly upon being so satisfied.

4.3	Further conditions precedent

The Lenders will only be obliged to comply with Clause 5.3 (Lenders’ participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)	no Default is continuing or would result from the proposed Loan; and

(b)	the Representations set out in Clause 21 (Representations) are true in all material respects.

4.4	Waiver of Conditions Precedent

The conditions specified in this Clause 4 are solely for the benefit of the Lenders and may be waived on their behalf in whole or in part and with or without conditions by the Agent (acting on the instructions of the Majority Lenders in respect of a Utilisation of Facility A and on the instructions of the Facility B Lenders in respect of a Utilisation of Facility B), save for conditions which are comprised by Clause 38.2 (Exceptions) and which will be subject to consent from all Lenders in respect of a Utilisation of Facility A and all Facility B Lenders in respect of a Utilisation of Facility B.

5.	UTILISATION

5.1	Delivery of a Utilisation Request

A Borrower may utilise a Facility by delivery to the Agent of a duly completed Utilisation Request not later than 11:00 (London time) three (3) Business Days prior to the proposed Utilisation Date.

5.2	Completion of a Utilisation Request

Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(a)	it identifies the Facility to be utilised;

(b)	the proposed Utilisation Date is a Business Day within the Availability Period applicable to that Facility;

(c)	the currency specified is USD and the amount is not higher than an amount equal to the Available Commitment of the relevant Facility and Tranche:

(d)	maximum one (1) Facility A Loan and one (1) Facility B Loan is requested in respect of each Vessel; and

(e)	the proposed Interest Period complies with Clause 11 (Interest Periods).

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5.3	Lenders’ participation

(a)	If the conditions set out in this Agreement have been met, each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

(b)	The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

(c)	Upon receipt of the Utilisation Request, the Agent shall notify each Lender of the details of the requested Loan and the amount of each Lender’s participation in the relevant Loan. If the conditions set out in this Agreement have been met, each Lender shall no later than 11:00 hours (London time) on the relevant Utilisation Date make available to the Agent for the account of the relevant Borrower an amount equal to its participation in the Loan to be advanced pursuant to the relevant Utilisation Request.

5.4	Cancellation of Commitment

Any part of the Total Commitments shall be immediately cancelled at the close of business in London at the end of the applicable Availability Period.

6.	REPAYMENT

6.1	Repayment of Facility A Loans

(a)	The Borrowers shall repay the Facility A Loans in consecutive semi-annual instalments down to a balloon in respect of each Facility A Tranche of USD 8,000,000 on the Termination Date with the first repayment being made on the date falling six (6) Months from the date of this Agreement and with repayment on each Facility A Repayment Date of an amount equal to the repayment instalment set out in Schedule 6 (Facility A Repayments).

(b)	No Borrower may reborrow any part of Facility A which is repaid.

6.2	Repayment of Facility B Loans

The Borrowers shall repay the Facility B Tranches in one amount on the Termination Date applicable to the relevant Facility B Tranche.

7.	ILLEGALITY, VOLUNTARY PREPAYMENT AND CANCELLATION

7.1	Illegality

If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan:

(a)	that Lender shall promptly notify the Agent upon becoming aware of that event;

(b)	upon the Agent notifying the Borrowers, the Commitment of that Lender will be immediately cancelled; and

(c)	each Borrower shall repay that Lender’s participation in the Loans made to that Borrower on the last day of the Interest Period for each Loan occurring after the Agent has notified the Borrowers or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).

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7.2	Voluntary cancellation

A Borrower may, if it gives the Agent not less than thirty (30) Business Days’ (or such shorter period as the Majority Lenders or, with regards to any Facility B Commitment, the Facility B Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of USD 2,500,000 or integral multiples thereof) of the Available Facilities. Any cancellation under this Clause 7.2 shall reduce the Commitments of the Lenders rateably under the cancelled Facilities.

7.3	Voluntary prepayment

A Borrower may, if it gives the Agent not less than thirty (30) Business Days’ (or such shorter period as the Majority Lenders or, with regards to any Facility B Commitment, the Facility B Lenders may agree) prior notice, prepay the whole or any part of any Loan (but, if in part, being a minimum amount of USD 2,500,000 or integral multiples thereof).

7.4	Right of repayment and cancellation in relation to a single Lender

(a)	If:

(i)	any sum payable to any Lender by an Obligor is required to be increased under paragraph (c) of Clause 14.2 (Tax gross-up); or

(ii)	any Lender claims indemnification from the Borrowers under Clause 14.3 (Tax indemnity) or Clause 15.1 (Increased costs),

the Borrowers may, whilst the circumstance giving rise to the requirement for indemnification continues, give the Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender’s participation in the Loans.

(b)	On receipt of a notice referred to in paragraph (a) above, the Commitment of that Lender shall immediately be reduced to zero.

(c)	On the last day of each Interest Period which ends after the Borrowers have given notice under paragraph (a) above (or, if earlier, the date specified by the Borrowers in that notice), each Borrower to which a Loan is outstanding shall repay that Lender’s participation in that Loan.

8.	MANDATORY PREPAYMENT AND CANCELLATION

8.1	Total Loss, Sale or termination of Bareboat Charter

If:

(a)	a Vessel is sold or otherwise is disposed of in whole or in part; or

(b)	any Bareboat Charter is terminated; or

(c)	a Vessel suffers a Total Loss,

the relevant Tranches pertaining to that Vessel shall be cancelled and any amount outstanding under such Tranches shall be prepaid (i) in the case of a sale or disposal, on the date upon which the sale or disposal of such Vessel is completed,

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(ii) in the case of a termination of the Bareboat Charterer, within three (3) Business Days of such termination being effective, or (iii) in the case of a Total Loss, in accordance with Clause 25.12 (Total Loss).

8.2	Drop Down

(a)	On the Drop Down Date for each Borrower the relevant Facility A Tranche shall be prepaid with an amount of USD 7,500,000 and the relevant Facility B Tranche shall be prepaid in full. In order to accomplish this, the Drop Down Proceeds and the additional equity paid to a Borrower in connection with the Drop Down shall be applied in accordance with paragraph (a) of Clause 9.7 (Application of proceeds and reduction of Commitments).

(b)	If the Drop Down Date(s) do not occur within one (1) year from the Date of this Agreement, the amount of USD 7,500,000 which should have been prepaid in accordance with paragraph (a) under each Facility A Tranche, shall be spread over the remaining instalments payable in respect of each Facility A Tranche and the repayment schedule set out in Schedule 6 (Facility A Repayments) shall be updated accordingly.

8.3	Collateral Maintenance Test

Upon a non-compliance of Clause 25.1 (Minimum Market Value), the Facilities shall be repaid and/or reduced (as applicable) on the date falling one (1) Month after such breach by an amount equal to the amount which is required for the Borrowers to become compliant with Clause 25.1 (Minimum Market Value) again, or provide cash collateral, or other collateral satisfactory to all the Lenders, in an amount necessary to remedy the shortfall. Collateral provided under this Clause 8.3 shall be released to the Borrowers as soon as the Borrowers can demonstrate compliance with Clause 25.1 (Minimum Market Value).

8.4	Termination of Project Documents

If any Project Document is terminated, all amounts outstanding under this Agreement shall be immediately prepaid. However, this shall not apply to the termination of any O&M Agreement which is replaced by a new technical management agreement in a form acceptable to the Lenders (acting reasonably) with an acceptable Manager on the termination date.

9.	RESTRICTIONS AND APPLICATION OF PREAPYMENTS AND CANCELLATIONS

9.1	Notices of Cancellation or Prepayment

Any notice of cancellation or prepayment given by any Party under Clause 7 (Illegality, Voluntary Prepayment and Cancellation) shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

9.2	Interest and other amounts

Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

9.3	Re-borrowing

No Borrower may reborrow any part of a Facility which is prepaid.

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9.4	Prepayment/cancellation/repayment in accordance with the Agreement

The Borrowers shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

9.5	No reinstatement of Commitments

No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

9.6	Agent’s receipt of Notices

If the Agent receives a notice under Clause 7 (Illegality, Voluntary Prepayment and Cancellation) it shall promptly forward a copy of that notice to either the Borrowers or the affected Lender, as appropriate.

9.7	Application of proceeds and reduction of Commitments

(a)	Any Drop Down Proceeds and equity contributed to a Borrower in connection with a Drop Down used for prepayment pursuant to paragraph (a) of Clause 8.2 (Drop Down) shall be applied in the following order:

(i)	firstly, to prepay the relevant Facility B Tranche with an amount of up to USD 16,250,000 (plus interest and Break Costs);

(ii)	secondly, to prepay the relevant Facility A Tranche with an amount of up to USD 7,500,000 (plus interest and Break Costs);

(iii)	thirdly, to prepay the other Facility B Tranche with an amount of up to USD 16,250,000 (plus interest and Break Costs); and

(iv)	fourthly, to prepay the other Facility A Tranche with an amount of up to USD 7,500,000 (plus interest and Break Costs).

(b)	Any other amount prepaid or cancelled pursuant to this Agreement shall be applied pro rata against any scheduled repayments (including the balloon) of both Facilities in inverse order of maturity.

(c)	Any amount cancelled shall reduce each Lender’s Commitment in respect of each Facility by an amount equal to the proportion of the cancelled amount of that Facility which (prior to such reduction) its Commitment in respect of the relevant Facility bears to the Available Facility of that Facility on that date.

(d)	The application procedures in (a) and (b) above, do not apply to prepayments or cancellations made pursuant to Clauses 7.1 (Illegality) and 7.4 (Right of cancellation and repayment in relation to a single Lender).

9.8	Amended Repayment Schedule

Upon any prepayment or cancellation the Agent shall, if applicable, replace Schedule 6 (Facility A Repayments) with an amended and new repayment schedule, reflecting the applications in accordance with Clause 9.7 (Application of proceeds and reduction of Commitments) and provide a copy to the Borrowers and the Lenders thereof.

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9.9	Unwinding of Designated Transactions

(a)	On or prior to any prepayment or repayment of all or any part of the Facility A Loans, that is not contemplated under paragraph (a) of Clause 8.2 (Drop Down) the Borrower shall wholly or partially reverse, offset, unwind or otherwise terminate pro rata across all the Hedging Banks one or more of the continuing Designated Transactions so that the aggregate notional principal amount of the continuing Designated Transactions thereafter remaining does not and will not in the future (taking into account scheduled amortisation) exceed the amount of the relevant Facility A Tranche.

(b)	Paragraph (a) above shall not apply to any partial prepayment of the Loan which is made in order to prepay the whole Commitment of a Lender pursuant to Clause 7.1 (Illegality), Clause 7.4 (Right of repayment and cancellation in relation to a single Lender) or any other relevant provision of this Agreement (an “Applicable Lender”). In such a case, the relevant Borrower shall instead unwind or otherwise terminate all of the continuing Designated Transactions with the Hedging Bank which is the same entity as the Applicable Lender (or is its Affiliate).

10.	INTEREST

10.1	Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	Applicable Margin;

(b)	LIBOR; and

(c)	Mandatory Cost, if any.

10.2	Payment of interest

The Borrower to which a Loan has been made shall pay accrued interest on that Loan on the last day of each Interest Period (and, if the Interest Period is longer than six Months, on the dates falling at six-monthly intervals after the first day of the Interest Period).

10.3	Default interest

(a)	If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph 10.3 below, is two per cent. (2%) higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 10.3 shall be immediately payable by the Obligor on demand by the Agent.

(b)	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

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(ii)	the rate of interest applying to the overdue amount during that first Interest Period shall be two per cent. (2%) higher than the rate which would have applied if the overdue amount had not become due.

(c)	Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

10.4	Notification of rates of interest

The Agent shall promptly notify the Lenders and the relevant Borrower of the determination of a rate of interest under this Agreement.

11.	INTEREST PERIODS

11.1	Selection of Interest Periods

(a)	A Borrower may select an Interest Period for a Loan in the Utilisation Request for that Loan or (if the Loan has already been borrowed) in a Selection Notice.

(b)	Each Selection Notice is irrevocable and must be delivered to the Agent by the relevant Borrower to which that Loan was made not later than 11:00 (London time) three (3) Business Days prior to the beginning of the relevant Interest Period.

(c)	If a Borrower fails to deliver a Selection Notice to the Agent in accordance with paragraph (b) above, the relevant Interest Period will be six (6) Months.

(d)	Subject to this Clause 11, a Borrower may select an Interest Period of three (3) or six (6) Months or any other period agreed between the Borrowers and the Agent (acting on the instructions of all the Lenders), but so that the Lenders accept that the first Interest period for the Loan made in respect of the Vessel “Dan Cisne” is set so that it expires on or about the first expected Drop Down Date.

(e)	An Interest Period for a Loan shall not extend beyond the Termination Date applicable to its Facility, but shall be shortened so that it ends on the relevant Termination Date.

(f)	An Interest Period for the maturing part of a Loan shall not extend beyond the first subsequent scheduled Repayment Date after the Utilisation Date of such Loan, but shall be shortened so that it ends on such scheduled Repayment Date.

(g)	Each Interest Period for a Loan shall start on the Utilisation Date or (if already made) on the last day of its preceding Interest Period.

(h)	The Interest Period elected for the each Facility A Tranche and Facility B Tranche shall be the same, and thus the first Interest Period for the second Facility A Tranche and Facility B Tranche utilised shall be shortened so that they end on the last date of the Interest Periods for the first Facility A Tranche and Facility B Tranche utilised.

11.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

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11.3	Notification of Interest Periods

The Agent shall promptly notify the Lenders and the Borrowers of the determination of a rate of interest under this Agreement.

12.	CHANGES TO THE CALCULATION OF INTEREST

12.1	Market disruption

(a)	If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender’s share of that Loan for the Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Applicable Margin;

(ii)	the rate notified to the Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select; and

(iii)	the Mandatory Cost, if any, applicable to that Lender’s participation in the Loan.

(b)	In this Agreement “Market Disruption Event” means:

(i)	at or about noon on the Quotation Day for the relevant Interest Period the LIBOR is not available; or

(ii)	before close of business in London on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed forty per cent. (40%) of that Loan) that the cost to it of obtaining matching deposits in the London interbank market would be in excess of LIBOR.

12.2	Alternative basis of interest or funding

(a)	If a Market Disruption Event occurs and the Agent or the Borrowers so require, the Agent and the Borrowers shall enter into negotiations (for a period of not more than thirty (30) days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)	Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders and the Borrowers, be binding on all Parties.

12.3	Break Costs

(a)	Each Borrower shall, within three (3) Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by that Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

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13.	FEES

13.1	Upfront fee

The Borrowers shall pay to the Agent (for the account of each lender) an upfront fee in USD computed at the rate of one point ten per cent. (1.10%) of the amount of the Total Facility A Commitments on the date of this Agreement.

The Borrowers shall further pay to the Original Facility B Lender an upfront fee (for the account of that Lender) in the amount and at the times agreed in a Fee Letter.

13.2	Commitment fee

(a)	The Borrowers shall pay to the Agent (for the account of each Lender) a commitment fee in USD computed at the rate of forty per cent. (40%) of the Applicable Margin per annum on that Lender’s Available Commitment for the Availability Period.

(b)	The accrued commitment fee is payable on the last day of each successive period of three (3) Months which ends during the relevant Availability Period, on the last day of the Availability Period and, if cancelled in full, on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective.

13.3	Structuring fee

The Borrowers shall pay to the Agent (for the account of the Structuring Bank) a structuring fee in the amount and at the times agreed in a Fee Letter.

13.4	Agency fee

The Borrowers shall pay to the Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

14.	TAX GROSS UP AND INDEMNITIES

14.1	No withholding

All payments by the Obligors under the Finance Documents shall be made free and clear of and without deduction or withholding for or on account of any Tax or any other governmental or public payment imposed by the laws of any jurisdiction from which or through which such payment is made, unless a Tax Deduction or withholding is required by law.

14.2	Tax gross-up

(a)	All payments by an Obligor under the Finance Documents shall be made free and clear of and without deduction or withholding for or on account of any Tax or any other governmental or public payment imposed by the laws of any jurisdiction from which or through which such payment is made, unless a Tax Deduction or withholding is required by law.

(b)	Any Obligor shall promptly upon becoming aware that it must make a Tax Deduction or withholding (or that there is any change in the rate or the basis of a Tax Deduction or withholding) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the relevant Obligor.

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(c)	If a Tax Deduction or withholding is required by law to be made by an Obligor:

(i)	the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction or withholding) leaves an amount equal to the payment which would have been due if no Tax Deduction or withholding had been required; and

(ii)	the Obligor shall make that Tax Deduction or withholding within the time allowed and in the minimum amount required by law.

(iii)	Within thirty (30) days of making either a Tax Deduction or withholding or any payment required in connection with that Tax Deduction or withholding, the Borrower shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction or withholding has been made or (as applicable) any appropriate payment paid to the relevant taxing authority

14.3	Tax indemnity

The Obligor shall (within three (3) Business Days of demand by the Agent) pay to the Agent for the account of the relevant Finance Party an amount equal to the loss, liability or cost which a Finance Party determines will be or has been (directly or indirectly) suffered for or on account of any Tax by such Finance Party in respect of a Finance Document, save for any Tax on overall net income assessed on a Finance Party or to the extent such loss, liability or cost is compensated under 14.2 (Tax gross-up), or relates to a FATCA Deduction required to be made by a Party.

14.4	FATCA Deduction

(a)	Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)	Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction) notify the Party to whom it is making the payment and, in addition, shall notify the Company, the Agent and the other Finance Parties.

14.5	VAT

All amounts set out, or expressed to be payable under a Finance Document by any Finance Party to a Finance Document shall be deemed to be exclusive of any VAT. If VAT is chargeable, the relevant Obligor shall pay to the Agent for the account of such Finance Party (in addition to the amount required pursuant to the Finance Documents) an amount equal to such VAT.

15.	INCREASED COSTS

15.1	Increased costs

(a)

Subject to Clause 15.3 (Exceptions) the Borrowers shall, within three Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or

#4666581/6	32 (104)

application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement or (iii) attributable to the implementation or application of or compliance with Basel III Standards.

(b)	In this Agreement “Increased Costs” means:

(i)	a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

(c)	For the purpose of this Clause 15.1, “Basel III Standards” means the consultations, including the agreements on capital requirements, a leverage ratio and liquidity standards contained in such consultations, published by the Basel Committee of Banking Supervision in December 2010 with the titles “Basel III: International framework for more resilient banks and banking systems” and “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” and “Global systemically important banks: assessment methodology and the additional loss absorbency requirement - Rules text” published by the Basel Committee on Banking Supervision in November 2011, each as amended, supplemented or restated, together with any further guidance of standards in relation to the Basel III Standards published or to be published by the Basel Committee on Banking Supervision.

15.2	Increased cost claims

(a)	A Finance Party intending to make a claim pursuant to Clause 15.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Borrowers.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.

15.3	Exceptions

Clause 15.1 (Increased costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)	compensated for by Clause 14.3 (Tax indemnity);

(iii)	compensated for by the payment of the Mandatory Cost;

(iv)	attributable to a FATCA Deduction required to be made by a Party; or

(v)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.

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16.	OTHER INDEMNITIES

16.1	Currency indemnity

(a)	If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against that Obligor;

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within three (3) Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

16.2	Other indemnities

The Borrowers shall, within three (3) Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:

(a)	the occurrence of any Event of Default;

(b)	a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 31 (Sharing among the Finance Parties);

(c)	funding, or making arrangements to fund, its participation in a Loan requested by a Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(d)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by a Borrower.

16.3	Indemnity to the Agent

The Borrowers shall promptly indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

(a)	investigating any event which it reasonably believes is a Default; or

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised; or

(c)	the taking, holding, protection and enforcement of the security created pursuant to the Security Documents or required to be created pursuant to the Finance

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Documents, the exercise of any of the rights, powers, discretions and remedies vested in the Agent by the Finance Documents or by law, or any default by the Borrower in the performance of any of the obligations expressed to be assumed by it in the Finance Documents.

16.4	Agent’s Management Time

Any amount payable to the Agent under Clause 16.3 (Indemnity to the Agent), Clause 18 (Costs and expenses) and Clause 29.10 (Lenders’ indemnity to the Agent) of this Agreement shall include the cost of utilising the Agent’s management time or other resources and the compensation payable to the Agent for such use of its management time shall, upon the Agent’s request, be agreed between the Borrowers and the Agent and will be payable by the Borrowers in addition to any fee paid or payable to the Agent under Clause 13 (Fees) of the Facility Agreement.

17.	MITIGATION BY THE LENDERS

17.1	Mitigation

(a)	Each Finance Party shall, in consultation with the Borrowers, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 14 (Tax gross-up and indemnities) or Clause 15 (Increased costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

17.2	Limitation of liability

(a)	The Borrowers shall indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 17.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 17.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

18.	COSTS AND EXPENSES

18.1	Transaction expenses

The Borrowers shall promptly on demand pay the Agent and the Arrangers the amount of all costs and expenses (including legal fees) reasonably incurred by any of them in connection with the negotiation, preparation, printing, execution, perfection and syndication of:

(a)	this Agreement and any other documents referred to in this Agreement; and

(b)	any other Finance Documents executed after the date of this Agreement.

18.2	Amendment costs

If:

(a)	An Obligor requests an amendment, waiver or consent; or

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(b)	an amendment or variation of any Finance Document is required or any release granted,

the Borrowers shall, within three (3) Business Days of demand, reimburse the Agent or another Finance Party for the amount of all costs and expenses (including legal fees) reasonably incurred by the Agent or such Finance Party in responding to, evaluating, negotiating or complying with that request or requirement.

18.3	Enforcement and preservation costs

The Borrowers shall, within three (3) Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

19.	GUARANTEE AND INDEMNITY

19.1	Guarantee and indemnity

Subject to Clauses 19.10 (Guarantee and indemnity of the Borrowers) and 28.2 (KNOP as Replacement Guarantor), each Guarantor irrevocably and unconditionally jointly and severally:

(a)	guarantees to each Finance Party, as and for its own debts as principal obligor and not merely as a surety, the due and punctual performance by each Borrower of all that Borrower’s obligations under the Finance Documents;

(b)	undertakes with each Finance Party that whenever a Borrower does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(c)	undertakes to indemnify each Finance Party immediately on demand against any cost, loss or liability suffered by that Finance Party if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal. The amount of the cost, loss or liability shall be equal to the amount which that Finance Party would otherwise have been entitled to recover.

19.2	Continuing guarantee

The obligations of each Guarantor hereunder (the “Guarantee Obligations”) are continuing guarantee obligations and will extend to the ultimate balance of all amounts payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

19.3	Maximum liability

Notwithstanding anything to the contrary in this Agreement or any Finance Documents (including this Clause 19), the liability of each Guarantor hereunder shall be limited to USD 225,000,000 (principal amount plus a headroom of 30%), in addition to any interest and costs.

19.4	Number of claims

There is no limit on the number of claims that may be made by the Agent (on behalf of the Finance Parties) under this Agreement.

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19.5	Survival of Guarantor’s liability

A Guarantor’s liability to the Finance Parties under this Clause 19 (Guarantee and Indemnity) shall not be discharged, impaired or otherwise affected by reason of any of the following events or circumstances (regardless of whether any such events or circumstances occur with or without such Guarantor’s knowledge or consent):

(a)	any time, waiver, consent, forbearance or other indulgence given or agreed by the Finance Parties with any Obligor in respect of any of the Obligor’s obligations under the Finance Documents; or

(b)	any defence, legal limitation, disability or incapacity of any Obligor related to the Finance Documents; or

(c)	any amendments to or variations of the Finance Documents agreed by the Finance Parties with any Obligor; or

(d)	the liquidation, bankruptcy or dissolution (or proceedings analogous thereto) of any Obligor; or

(e)	any other circumstance which might otherwise constitute a defence available to or discharge of, a Guarantor.

19.6	Waiver of rights

Each Guarantor specifically waives all rights under the provisions of the Norwegian Financial Agreements Act 1999 (as amended) not being mandatory provisions, including (but not limited to) the following provisions (the main contents of the relevant provisions being as indicated in the brackets):

(a)	§ 63 (1) - (2) (to be notified of any Event of Default hereunder and to be kept informed thereof);

(b)	§ 63 (3) (to be notified of any extension granted to a Borrower in payment of principal and/or interest);

(c)	§ 63 (4) (to be notified of a Borrower’s bankruptcy proceedings or debt reorganisation proceedings and/or any application for the latter);

(d)	§ 65 (3) (that the consent of a Guarantor is required for the Guarantor to be bound by amendments to the Finance Documents that may be detrimental to its interest);

(e)	§ 67 (2) (about reduction of a Guarantor’s liabilities hereunder since no such reduction shall apply as long as any amount is outstanding under the Finance Documents);

(f)	§ 67 (4) (that a Guarantor’s liabilities hereunder shall lapse after ten (10) years, as that Guarantor shall remain liable hereunder as long as any amount is outstanding under any of the Finance Documents);

(g)	§ 70 (as no Guarantor shall have any right of subrogation into the rights of the Finance Parties under the Finance Documents until and unless the Finance Parties shall have received all amounts due or to become due to them under the Finance Documents);

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(h)	§ 71 (as the Finance Parties shall have no liability first to make demand upon or seek to enforce remedies against a Borrower or any other security provided in respect of any Borrower’s liabilities under the Finance Documents before demanding payment under or seeking to enforce the Guarantee Obligations of a Guarantor hereunder);

(i)	§ 72 (as all interest and default interest due under any of the Finance Documents shall be secured by the Guarantee Obligations of a Guarantor hereunder);

(j)	§ 73 (1) - (2) (as all costs and expenses related to an Event of Default under this Agreement shall be secured by the Guarantee Obligations of a Guarantor hereunder); and

(k)	§ 74 (1) - (2) (as a Guarantor shall not make any claim against a Borrower for payment until and unless the Finance Parties first shall have received all amounts due or to become due to them under the Finance Documents).

19.7	Deferral of Guarantor’s rights

Each of the Guarantors undertakes to the Finance Parties that for as long as any of the Finance Documents is effective:

(a)	following receipt by it of a notice from the Agent of the occurrence of any Event of Default which is unremedied, none of the Guarantors will make demand for or claim payment of any moneys due to that Guarantor from any Obligor, or exercise any other right or remedy to which any of the Guarantors are entitled in respect of such moneys unless and until all moneys owing or due and payable by any Obligor to the Finance Parties under the Finance Documents have been irrevocably paid in full;

(b)	if an Obligor shall become the subject of an insolvency proceeding or shall be wound up or liquidated, the Guarantors shall not (unless so instructed by the Agent and then only on condition that the Guarantor holds the benefit of any claim in such insolvency or liquidation to pay any amounts recovered thereunder to the Agent) make any claim in such insolvency, winding-up or liquidation until all moneys owing or due and payable by any Obligor to the Finance Parties under the Finance Documents have been irrevocably paid in full;

(c)	if a Guarantor, in breach of paragraphs (a) and/or (b) above receives or recovers any money pursuant to any such exercise, claim or proof as therein referred to, such money shall be held by such Guarantor in custody for the Agent and immediately be paid to the Agent so as for the Agent to apply the same as if they were moneys received or recovered by the Agent under this Agreement; and

(d)	the Guarantors have not taken nor will they take from any Obligor any Security Interest whatsoever for the moneys hereby guaranteed.

19.8	Enforcement

(a)	No Finance Party shall be obliged before taking steps to enforce the Guarantee Obligations of any of the Guarantors under this Agreement:

(i)	to obtain judgement against any Obligor or any third party in any court or other tribunal;

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(ii)	to make or file any claim in a bankruptcy or liquidation of any Obligor or any third party; or

(iii)	to take any action whatsoever against any Obligor or any third party under the Finance Documents, except giving notice of any payment due hereunder,

and each of the Guarantors hereby waives all such formalities or rights to which it would otherwise be entitled or which the Finance Parties would otherwise first be required to satisfy or fulfil before proceeding or making any demand against the Guarantors hereunder, except as required hereunder or by law.

(b)	Any release, discharge or settlement between a Guarantor and the Finance Parties (or any of them) in relation to any Finance Document shall be conditional upon no payment made by any Borrower to the Finance Parties hereunder or thereunder being void, set aside or ordered to be refunded pursuant to any enactment or law relating to breach of duty by any person, bankruptcy, liquidation, administration, protection from creditors generally or insolvency or for any other reason whatsoever. If any payment is void or at any time so set aside or ordered to be refunded, the Finance Parties shall be entitled subsequently to enforce the Guarantee Obligations of a Guarantor hereunder as if such release, discharge or settlement had not occurred and any such payment had not been made.

19.9	Additional security

This Guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

19.10	Guarantee and indemnity of the Borrowers

The Borrowers, as joint and several Borrowers, hereby guarantee on the same terms, limitations and conditions as the Guarantors under this Clause 19, however, this shall not apply during the period (if any) where only one Borrower has been subject to a Drop Down. For the avoidance of doubt, once both Borrowers have been subject to the Drop Down, the joint and several guarantee obligations of the Borrowers shall no longer be limited in any respect and the Borrowers shall again from completion of both Drop Downs remain joint and several Borrowers and guarantee on the same terms, limitations and conditions as the Guarantors under this Clause 19 until the end of the Security Period.

20.	SECURITY

20.1	Security

(a)	The obligations and liabilities of each Obligor under the Finance Documents, including (without limitation) the Borrowers’ obligation to repay the Loans together with all unpaid interest, default interest, commissions, charges, expenses and any other derived liability whatsoever of the Borrowers towards the Finance Parties in connection with this Agreement, shall at any time during the Security Period (but so that during the period (if any) where only one Borrower has been subject to a Drop Down the Security provided by one Borrower shall be deemed to exclude the obligations of the other Borrower) be secured by the guarantee and indemnity provided pursuant to Clause 19 (Guarantee and Indemnity) and additionally:

(i)	the Mortgages (including any deeds of covenants);

(ii)	the Assignments of Earnings and Requisition Compensation;

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(iii)	the Assignments of Insurances;

(iv)	the Assignments of Bareboat Charter Agreements;

(v)	the Assignments of Hedging Agreements;

(vi)	the Share Pledges;

(vii)	the Account Pledges; and

(viii)	the Manager’s Undertakings, provided that the obligation to provide a Manager’s Undertaking shall only apply on a “best efforts basis” if the Manager is neither Lauritzen Offshore Services A/S nor a member of the Group or a member of the MLP Group.

(b)	The Security shall rank with first priority, but so that between the Lenders and the Hedging Bank, the amounts payable under Facility A and the Hedging Agreements shall be prioritised to the amounts payable under Facility B in respect of all Security. The guarantee and indemnity provided pursuant to Clause 19 (Guarantee and Indemnity) shall further be deemed as an independent and separate guarantee and indemnity with the same priority in respect of Facility A, Facility B and the Hedging Agreements.

(c)	Each Obligor undertakes to ensure that the Security Documents are being duly executed by the parties thereto in favour of the Agent (on behalf of the Finance Parties), legally valid and in full force and effect, and to execute or procure the execution of such further documentation as the Agent may reasonable require in order for the relevant Finance Parties, to maintain the security position envisaged hereunder.

21.	REPRESENTATIONS

Each Obligor represents and warrants to each Finance Party as follows.

21.1	Status

(a)	It is a limited liability corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation and registration.

(b)	It and each of its Subsidiaries has the power to own its assets and carry on its business as it is being conducted.

21.2	Binding obligations

(a)	The Finance Documents to which it is a party constitute legal, valid, binding and enforceable obligations.

(b)	Each Security Document to which it is a party creates the Security which that Security Document purports to create and such Security is a legal, valid, binding and enforceable first priority security interest against it, save for qualifications or reservations as to matters of law of general application set out in any legal opinion delivered and addressed to the Agent in connection with this Agreement.

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21.3	Non-conflict with other obligations

The entry into and performance by it of the transactions contemplated by the Finance Documents do not and will not conflict with:

(a)	any law or regulation applicable to it;

(b)	its or any of its Subsidiaries’ constitutional documents; or

(c)	any agreement or instrument binding upon it or any of its Subsidiaries or any of its or any of its Subsidiaries’ assets.

21.4	Power and authority

(a)	It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents and the Project Documents to which it is a party and the transactions contemplated by those Finance Documents and Project Documents.

(b)	No limit on its powers will be exceeded as a result of the borrowing, grant of security or giving of guarantees or indemnities contemplated by the Finance Documents or the Project Documents to which it is a party.

21.5	Validity and admissibility in evidence

(a)	All Authorisations required or desirable:

(i)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents and the Project Documents to which it is a party; and

(ii)	to make the Finance Documents and the Project Documents to which it is a party admissible in evidence in its Relevant Jurisdictions,

have been obtained or effected and are in full force and effect.

(b)	All Authorisations necessary for the conduct of the business, trade and ordinary activities of members of the Group have been obtained or effected and are in full force and effect.

21.6	Governing law and enforcement

Except as noted in any legal opinion delivered to the Agent in connection with this Agreement, the choice of governing law of the Finance Documents will be recognised and enforced in its Relevant Jurisdictions and any judgment obtained in relation to a Finance Document in the jurisdiction of the governing law of that Finance Document will be recognised and enforced in its Relevant Jurisdictions.

21.7	No deduction of Tax

It is not required to make any deduction for or on account of Tax from any payment it may make under any Finance Document.

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21.8	No filing or stamp taxes

Under the laws of its Relevant Jurisdiction it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents, except:

(i)	that the Mortgages must be registered in the Ship Registry (and the registration fees applicable to such Mortgages will need to be paid); and

(ii)	for any other registration requirement noted in any of the legal opinions delivered to the Agent in connection with this Agreement.

21.9	No default

(a)	No Event of Default is continuing or might reasonably be expected to result from the making of any Utilisation or the entry into and performance of any transaction contemplated by any of the Finance Documents.

(b)	No other event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, giving of notice or the making of any determination or the fulfilment of any other applicable conditions or any combination of the foregoing would constitute) a default under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or any of its Subsidiaries’) assets are subject which has or might have a Material Adverse Effect.

21.10	No misleading information

(a)	Any factual information provided by any member of the Group or otherwise relevant to matters contemplated by the Finance Documents was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

(b)	The financial projections contained in any information provided or approved by any member of the Group have been prepared on the basis of recent historical information and on the basis of reasonable assumptions.

(c)	Nothing has occurred or been omitted from any information provided or approved by a member of the Group and no information has been given or withheld that results in the information contained in such information being untrue or misleading in any material respect.

21.11	Financial statements

(a)	Complete and correct. The Original Financial Statements and the financial information most recently delivered to the Agent or the Lenders pursuant to Clause 22 (Information Undertakings), fairly and accurately represent the assets, liabilities and the financial condition of each relevant Obligor and have been prepared in accordance with Accounting Principles consistently applied.

(b)	No undisclosed liabilities. As of the date of the Original Financial Statements and the financial information most recently delivered to the Agent pursuant to Clause 22 (Information Undertakings), no relevant Obligor has had any material liabilities, direct or indirect, actual or contingent which has not been disclosed to the Agent, and there is no material, unrealised or anticipated losses from any unfavourable commitments not disclosed by or reserved against it in the Original Financial Statements, the most recent delivered financial information or in the notes thereto.

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(c)	No material change. Since the date of the financial information most recently delivered to the Agent or the Lenders pursuant to Clause 22 (Information Undertakings), there has been no material adverse change in the business, operations, assets or condition (financial or otherwise) of the Borrowers, KNOT or KNOP which might have a Material Adverse Effect.

21.12	Pari passu ranking

Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

21.13	No proceedings pending or threatened

No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which, if adversely determined, might reasonably be expected to have a Material Adverse Effect have (to the best of its knowledge and belief) been started or threatened against it or any of its Subsidiaries.

21.14	No breach of laws

It has not (and none of its Subsidiaries (if any) has) breached any law or regulation which breach has or is reasonably likely to have a Material Adverse Effect.

21.15	Environmental laws

(a)	Each member of the Group is in compliance with Clause 24.3 (Environmental Compliance) and (to the best of its knowledge and belief, having made due and careful enquiry) no circumstances have occurred which would prevent such compliance in a manner or to an extent which has or is reasonably likely to have a Material Adverse Effect.

(b)	No Environmental Claim and no other event or circumstances is outstanding which (with the expiry of a grace period, giving of notice or the making of any determination or the fulfilment of any other applicable conditions or any combination of the foregoing) might constitute an Environmental Claim has been commenced or is pending (to the best of its knowledge and belief, having made due and careful enquiry) is threatened against any member of the Group where that claim has or is reasonably likely, if determined against that member of the Group, which (in the opinion of the Agent) have or are reasonably likely to have a Material Adverse Effect.

21.16	Taxation

(a)	Each member of the Group has complied with all taxation laws in all jurisdictions where it is subject to taxation and has paid all Taxes and other amounts due to governments and other public bodies (save to the extent that (i) payment is being contested in good faith, (ii) adequate reserves have been maintained for those Taxes and (iii) payment can be lawfully withheld).

(b)	No material claims are being asserted against it with respect to any Taxes or other payments due to public or governmental bodies.

(c)	No claim in excess of USD 1,000,000 is being or is reasonably likely to be asserted against any member of the Group with respect to Taxes.

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21.17	No existing Security Interest

No Security exists over all or any of the present or future revenues or assets of such Obligor relating to assets being the subject of the Security Documents and all of the Obligors’ rights, title and interest are freely assignable and chargeable in the manner contemplated by the Security Documents, and at the ranking in priority which it is expressed to have, except for Permitted Encumbrances.

21.18	No immunity

The execution and delivery by it of each Finance Document to which it is a party constitute, and its exercise of its rights and performance of its obligations under each Finance Document will constitute, private and commercial acts performed for private and commercial purposes, and it will not (except for bankruptcy or any similar proceedings) be entitled to claim for itself or any or all of its assets immunity from suit, execution, attachment or other legal process in any proceedings taken in relation to any Finance Document.

21.19	No winding-up

It has not taken any corporate action nor have any other steps been taken or legal proceedings been started or threatened against it for its reorganisation, winding-up, dissolution or administration or other similar process in any Relevant Jurisdiction or for the appointment of a receiver, business rescue practitioner, administrator, administrative receiver, trustee or similar officer of it or any or all of its assets.

21.20	Good title to assets

It has a good, valid and marketable title to, or valid leases or licences of, and all appropriate Authorisations to use, the assets necessary to carry on its business as presently conducted.

21.21	Ownership

(a)	KNOT owns directly one hundred per cent. (100%) of all the shares and the ownership interests in each Borrower and from the relevant Drop Down Date KNOP will own directly or indirectly one hundred per cent. (100%) of all the shares and the ownership interests in each Borrower;

(b)	TS Shipping Invest AS and Nippon Yusen Kaisha each owns directly or indirectly fifty per cent. (50%) of all the shares and/or ownership interests in KNOT;

(c)	the structure of KNOP is as set out in Schedule 9 (Structure Chart) hereto as of the date of this Agreement and the Obligors will procure that the Agent receives an updated version of Schedule 9 (Structure Chart) if any changes are made to the structure of KNOP; and

(d)	the structure chart set out in Schedule 9 (Structure Chart) hereto correctly reflects the Group at the date of this Agreement.

21.22	The Vessels

Each Vessel is or will, from (and including) the relevant Acquisition Date, be:

(a)	in the absolute ownership of the relevant Borrower free and clear of all encumbrances (other than current crew wages and the relevant Mortgage) and, the respective Borrower is and will remain the sole, legal and beneficial owner of such Vessel;

#4666581/6	44 (104)

(b)	registered in the name of the relevant Borrower with the Ship Registry;

(c)	kept in a good, safe and efficient condition and state of repair consistent with prudent ownership and management practice; and

(d)	classed with an Approved Classification Society, free of all overdue requirements and recommendations.

21.23	ISM Code and ISPS Compliance

All requirements of the ISM Code and the ISPS Code as they relate to the Borrowers, the Bareboat Charterers, the Manager and the Vessels have been complied with in all material respects.

21.24	Management services

No person other than the Manager performs management services in respect of the Vessels.

21.25	Project Documents

(a)	The copies or originals of the Project Documents delivered or to be delivered to the Agent pursuant to Clause 4.1 (Initial Conditions Precedent):

(i)	are, or will when delivered be, true and complete copies or, as the case may be, originals of such documents;

(ii)	subject to any reservations set out in any legal opinion delivered to the Agent in connection with this Agreement, constitute valid and binding obligations of the Obligors thereto enforceable in accordance with their respective terms; and

(iii)	comprise the entire agreement between the parties to such documents and there have been no amendments, variations or waivers thereof.

(b)	All conditions precedent to the effectiveness of the Project Documents and of the obligations of the parties thereto, have been fulfilled.

(c)	Each relevant Obligor is in compliance with all its obligations under the Project Documents and no other party to a Project Document is in material default of its obligations thereunder and no force majeure notice has been sent under any Project Document.

21.26	No money laundering

It is acting for its own account in relation to the Facilities and in relation to the performance and the discharge of its obligations and liabilities under the Finance Documents and the transactions and other arrangements effected or contemplated by the Finance Documents to which an Obligor is a party, and the foregoing will not involve or lead to contravention, in any Relevant Jurisdiction, of any law, official requirement or other regulatory measure or procedure implemented to combat money laundering (as defined in Article 1 of the Directive 2005/60/EC of the European Parliament and of the Council of 26 October 2005 (as amended, supplemented and/or replaced from time to time)).

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21.27	Corrupt practices

Each Obligor has observed, and to the best of its knowledge and belief, parties acting on its behalf have observed in the course of acting for it, all applicable laws and regulations relating to bribery and corrupt practices, in any Relevant Jurisdiction.

21.28	Sanctions

No Obligor, nor any of their joint ventures, nor any of their respective directors, officers, employees, agents or representatives or any other persons acting on any of their behalf, as far as the Obligor is or ought to be aware:

(a)	is a Restricted Party; or

(b)	has received notice of or is aware of any claim, action, suit proceeding or investigation against it with respect to Sanctions by any applicable Sanctions Authority.

21.29	No adverse consequences

(a)	It is not necessary under the laws of its Relevant Jurisdictions:

(i)	in order to enable any Finance Party to enforce its rights under any Finance Document; or

(ii)	by reason of the execution of any Finance Document or the performance by it of its obligations under any Finance Document,

that any Finance Party should be licensed, qualified or otherwise entitled to carry on business in any of its Relevant Jurisdictions.

(b)	No Finance Party is or will be deemed to be resident, domiciled or carrying on business in its Relevant Jurisdictions by reason only of the execution, performance and/or enforcement of any Finance Document.

21.30	Times when representations made

All the representations and warranties in this Clause 21 are made by the Obligors, as the case may be, on the date of this Agreement and are deemed to be repeated:

(a)	on the date of a Utilisation Request;

(b)	on each Utilisation Date;

(c)	on the first day of each Interest Period; and

(d)	in each Compliance Certificate forwarded to the Agent pursuant to Clause 22.2 (Provision and contents of Compliance Certificate) (or, if no such Compliance Certificate is forwarded, on each day such certificate should have been forwarded to the Agent at the latest).

22.	INFORMATION UNDERTAKINGS

The Borrower, and the Guarantor as the case may be, gives the undertakings set out in this Clause 22 to each Finance Party and such undertakings shall remain in force throughout the Security Period.

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22.1	Financial statements

Each Borrower and the Guarantor shall supply or procure the supply to the Agent in sufficient copies for all the Lenders:

(a)	as soon as they are available and public, but in any event within 150 days after the end of each of its Financial Years the audited (and for KNOT, to be consolidated) financial statements of KNOT, each Borrower and the Manager for that Financial Year;

(b)	following KNOP’s accession to this Agreement as a Replacement Guarantor, as soon as they are available, but in any event within 150 days after the end of each of its Financial Years the audited financial statements of KNOP for that Financial Year

(c)	as soon as they become available the audited financial statement of the Bareboat Charterer, on a best efforts basis; and

(d)	as soon as they are available and public, but in any event within 90 days after 31 March, 30 June, 30 September and 31 December each year;

(i)	the unaudited consolidated financial statements of the KNOT for that financial quarter; and

(ii)	the unaudited non-consolidated financial statements of the Borrowers and (following KNOP’s accession to this Agreement as a Replacement Guarantor) KNOP for that financial quarter; and

(e)	any other financial information requested by a Lender (acting reasonably).

22.2	Provision and contents of Compliance Certificate

(a)	The relevant Guarantor (KNOT or KNOP as the case may be) shall supply a Compliance Certificate to the Agent with each set of the financial statements provided pursuant to Clause 22.1 (Financial statements) as at the date at which those financial statements were drawn up together with any relevant supporting documentation enabling the Lenders to determine and monitor the Borrower’s compliance with Clause 23 (Financial Covenants), Clause 25.1 (Minimum Market Value) and Clause 25.3 (Insurance) together with a confirmation that the Borrowers are in compliance with their obligations under the Project Documents.

(b)	The Compliance Certificate shall, amongst other things, set out (in reasonable detail) computations as to compliance with Clause 23 (Financial Covenants).

(c)	Each Compliance Certificate shall be signed by the chief financial officer of the Guarantor.

22.3	Requirements as to financial statements

Each Obligor shall procure that each set of financial statements delivered pursuant to Clause 22.1 (Financial statements) consist of balance sheets, profit and loss statements, and is prepared using the Accounting Principles, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements.

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22.4	Information: miscellaneous

Each Obligor shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):

(a)	all documents dispatched by the relevant Obligor to its shareholders (or any class of them) or its creditors generally at the same time as they are dispatched;

(b)	promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group, and which might, if adversely determined, have a Material Adverse Effect; and

(c)	promptly, such further information regarding the financial condition, business and operations of any member of the Group as any Finance Party (through the Agent) may reasonably request.

22.5	Notification of default

(a)	Each Obligor shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

(b)	Promptly upon a request by the Agent, the Borrowers shall supply to the Agent a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

22.6	“Know your customer” checks

(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of an Obligor or its shareholders after the date of this Agreement; or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

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(b)	Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(c)	KNOT shall, by not less than fifteen (15) Business Days’ prior written notice to the Agent, notify the Agent (which shall promptly notify the Lenders) of its intention to request that the Drop Down is completed and that KNOP accedes to this Agreement as a Replacement Guarantor pursuant to Clause 28.2 (KNOP as Replacement Guarantor).

(d)	Following the giving of any notice pursuant to paragraph (c) above, if the accession of KNOP obliges the Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Obligors shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender) in order for the Agent or such Lender or any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the accession of KNOP to this Agreement as a Replacement Guarantor.

23.	FINANCIAL COVENANTS

The financial covenants in this Clause 23 are granted in favour of each Finance Party by the Obligors and such financial covenants shall remain in force from the date of this Agreement and throughout the Security Period.

23.1	Financial definitions

In this Agreement:

“Book Equity” means, at any time, the value of the paid-in capital and reserves of the Group determined on a consolidated basis in accordance with the Accounting Principles and as shown in the latest financial statements.

“Borrowings” means, without double counting, at any time, the outstanding principal, capital or nominal amount and any fixed or minimum premium payable on prepayment or redemption of any indebtedness for or in respect of:

(a)	moneys borrowed and debt balances with financial institutions;

(b)	any amount raised by acceptance under any acceptance credit facility;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

#4666581/6	49 (104)

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with the Accounting Principles, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution (excluding any such obligation given in respect of trade credit arising in the ordinary course of business);

(g)	any amount of any liability under an advance or deferred purchase agreement exceeding sixty (60) days if one of the primary reasons behind the entry into this agreement is to raise finance;

(h)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing; and

(i)	(without double counting) the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraph (a) to (h) above.

“Current Assets” means the aggregate (on a consolidated basis) of all inventory, work in progress, trade and other receivables of each member of the Group including prepayments in relation to operating items and sundry debtors expected to be realised within twelve months from the date of computation but excluding amounts in respect of:

(j)	receivables in relation to Tax;

(k)	exceptional items and other non-operating items;

(l)	insurance claims; and

(m)	any interest owing to any member of the Group.

“Current Liabilities” means the aggregate (on a consolidated basis) of all liabilities (including trade creditors, accruals and provisions) of each member of the Group expected to be settled within twelve months from the date of computation but excluding amounts in respect of liabilities for instalments on long-term debt and capital lease payments falling due within twelve (12) months after the relevant calculation date.

“EBITDA” means, in respect of any Relevant Period, the consolidated earnings of KNOT, before:

(n)	deducting any provision on account of taxation;

(o)	deducting any interest, discounts or other fees incurred or payable, by any member of the Group in respect of Financial Indebtedness;

(p)	taking into account any items treated as exceptional or extraordinary items; and

(q)	any amount attributable to the amortisation of intangible assets and depreciation of tangible assets.

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“Free Liquidity” means the aggregate value of:

(r)	cash in hand an unencumbered bank deposits; and

(s)	unencumbered liquid bonds and other debt instruments with an “A”-rating or better of Standard & Poors or Moody’s and liquid equities listed on any major stock exchange; and

(t)	any other bond or debt instrument accepted by the Agent on instruction of the Lenders in writing,

provided, however, that the Free Liquidity shall not include undrawn amounts under any loan agreement when measured in respect of KNOT, but shall in respect of KNOP include 2/3 of the undrawn amounts under the revolving credit facility provided under the KNOP Financing Agreement.

“Interest Bearing Debt” means, at any time, the aggregate amount of all obligations of the Group for or in respect of Borrowings, but excluding any such obligations to any other member of the Group (to the extent included in the Borrowings).

“Relevant Period” means each period of twelve (12) months ending on the last day of each Financial Quarter of the KNOT’s Financial Year, provided that for the purposes of the calculation of EBITDA, the earnings of a Vessel (following its delivery) shall be annualised (by reference to annual earnings of similar ships acceptable to the Agent for this purpose) until it has operated for a period of twelve (12) months.

“Total Assets” means, at any time, the total book value of all the assets of the Group which would, in accordance with the Accounting Principles, be classified as assets of the Group.

“Working Capital” means, on any date, Current Assets less Current Liabilities.

23.2	Financial condition prior to the Drop Down Date

(a)	Free Liquidity - KNOT

KNOT shall at all times as long as it is a Guarantor under this Agreement maintain a Free Liquidity equal to or greater than USD 25,000,000.

(b)	Free Liquidity - Group (consolidated)

The Group (on a consolidated basis) shall at all times as long as it is a Guarantor under this Agreement maintain a Free Liquidity equal to or greater than four per cent. (4%) of its Interest Bearing Debt.

(c)	Working Capital - Group (consolidated)

The Group (on a consolidated basis) shall at all times as long as KNOT is a Guarantor under this Agreement maintain positive Working Capital.

(d)	EBITDA - Group (consolidated)

The Group (on a consolidated basis) shall at all times as long as KNOT is a Guarantor under this Agreement have an EBITDA (after payment of actual docking costs) higher than interest costs (including interest rate swap costs), instalments and hire in respect of any vessels on bareboat charter.

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(e)	Minimum Equity Ratio

The Group (on a consolidated basis) shall (i) at all times from the date of this Agreement and until 31 December 2014 (or the date KNOT ceases to be a Guarantor under this Agreement should it come earlier) have a ratio of Book Equity to Total Assets greater than 22.5%, and (ii) at all times thereafter until KNOT ceases to be a Guarantor under this Agreement have a ratio of Book Equity to Total Assets greater than 25%.

(f)	Remedy provision

Any breach of the covenants set out in this Clause 23.2 shall be automatically repaired if the Group’s consolidated Free Liquidity is more than USD 75,000,000. However, the maximum repair period is limited to four (4) consecutive quarters.

23.3	Financial condition after the Drop Down Date

(a)	Free Liquidity - KNOP

KNOP shall at all times from (and including) the time when it has acceded to this Agreement as a Replacement Guarantor in accordance with Clause 28.2 (KNOP as Replacement Guarantor) maintain a Free Liquidity equal to or greater than USD 15,000,000 plus USD 1,500,000 for each owned (directly or indirectly) vessel with employment contracts with less than twelve (12) months’ remaining tenor. From the time KNOP and its Subsidiaries own in total eight (8) vessels, the Free Liquidity requirement as set out above shall be increased by USD 1,000,000 for each additional vessel acquired by KNOP or any of its Subsidiaries plus USD 1,500,000 for each owned (directly or indirectly) vessel with employment contracts with less than twelve (12) months’ remaining tenor.

(b)	Minimum Equity Ratio

KNOP shall at all times from (and including) the time when it has acceded to this Agreement as a Replacement Guarantor in accordance with Clause 28.2 (KNOP as Replacement Guarantor) have a ratio of Book Equity to Total Assets greater than 30%.

23.4	Financial testing

The financial covenants set out in Clause 23.2 (Financial condition prior to the Drop Down Date) and Clause 23.3 (Financial condition after the Drop Down Date) shall be calculated on KNOT or KNOP’s (as the case may be) consolidated figures and in accordance with the Accounting Principles and tested (i) by reference to each of its financial statements delivered pursuant to Clause 22.1 (Financial statements) (whether audited or un-audited) and each Compliance Certificate delivered pursuant to Clause 22.2 (Provision and contents of Compliance Certificate) and (ii) at such other times as reasonably requested by the Agent by reference to such documentation as is then available or made available in accordance with paragraph (c) of Clause 22.4 (Information: miscellaneous), and presented to the Agent in form and substance satisfactory to the Agent.

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24.	GENERAL UNDERTAKINGS

The undertakings in this Clause 24 remain in force from the date of this Agreement and until the end of the Security Period.

24.1	Authorisations

Each Obligor shall promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	supply certified copies to the Agent of,

any Authorisation required under any law or regulation of a Relevant Jurisdiction to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence of any Finance Document.

24.2	Compliance with laws

Each Obligor shall comply in all respects with all laws to which it may be subject, if failure so to comply would materially impair its ability to perform its obligations under the Finance Documents.

24.3	Environmental compliance

Each Borrower shall:

(a)	comply with all Environmental Law;

(b)	obtain, maintain and ensure compliance with all requisite Environmental Approvals; and

(c)	implement procedures to monitor compliance with and to prevent liability under any Environmental Law,

where failure to do so has or is reasonably likely to have a Material Adverse Effect.

24.4	Environmental claims

Each Borrower shall promptly upon becoming aware of the same, inform the Agent in writing of:

(a)	any Environmental Claim against it which is current, pending or threatened; and

(b)	any facts or circumstances which are reasonably likely to result in any Environmental Claim being commenced or threatened against it,

where the claim, if determined against it, has or is reasonably likely to have a Material Adverse Effect.

24.5	Taxation

Each Obligor shall duly and punctually pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that:

(a)	such payment is being contested in good faith; and

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(b)	adequate reserves are being maintained for those Taxes and the costs required to contest them which have been disclosed in its latest financial statements delivered to the Agent under Clause 22.1 (Financial statements).

24.6	Pari passu ranking

Each Obligor shall ensure that its obligations under the Finance Documents do and will rank at least pari passu with all its other present and future unsecured and unsubordinated obligations, except for those obligations which are preferred by mandatory law applying to companies generally in the jurisdictions of their incorporation or in the jurisdiction in the ports of calls.

24.7	Merger and demerger

(a)	No Obligor shall enter into any amalgamation, demerger, merger, consolidation or corporate reconstruction unless the ownership requirements set out in Clause 24.8 (Ownership requirements) are still complied with following-such corporate reconstruction.

(b)	Paragraph (a) above does not apply to a Drop Down.

24.8	Ownership requirements

(a)	Except for each Drop Down, there shall be no change in ownership of any Borrower or of KNOT without the prior written consent of the Lenders (not to be unreasonably withheld).

(b)	KNOT shall remain the owner of at least 33.33% of KNOP (including the General Partner), however so that if the ownership requirement of KNOT in KNOP (including the General Partner) in the KNOP Financing Agreement is reduced to 25% such lower requirement (25%) shall also apply under this Agreement.

(c)	The General Partner shall remain general partner of KNOP.

24.9	Change of business

The Obligors will not, without the prior written consent of the Agent, engage in any business other than the business which it is engaged as of the date of this Agreement, and activities directly related thereto, and similar or related business, or change its type of organisation or jurisdiction.

24.10	Financial year

Except with the prior written consent of the Agent, neither the Borrowers nor KNOT or KNOP shall alter their financial year end.

24.11	Title

Each Borrower will from the relevant Acquisition Date hold full legal title to and own the entire beneficial interest in its respective Vessel, and each Borrower will hold full legal title to and own the entire beneficial interest in the Insurances and the Earnings payable to it, free of any Security and other interests and rights of every kind, except for Permitted Encumbrances.

24.12	Management services

The Borrowers shall procure that the Manager continues to perform management services for the Vessels.

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24.13	Disposals

The Borrowers shall not enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of or cease to exercise direct control over the whole or a substantial part of its assets (including, without limitation, the Vessels and any other asset that are subject of a Security pursuant to the Security Documents), other than at market value and on arm’s length terms, and if applicable, subject to Clause 8 (Mandatory Prepayment and Cancellation), unless consented to by the Agent on behalf of the Lenders.

24.14	Negative pledge

The Borrowers shall not create or permit to subsist any Security over any of their present or future undertakings, property, assets, rights or revenues being subject to any Security Document, except for Permitted Encumbrances.

24.15	Financial Indebtedness

The Borrowers shall not create or permit to subsist any Financial Indebtedness, other than

(a)	pursuant to the Finance Documents;

(b)	the Equity Contribution provided that such Equity Contribution is provided as fully subordinated loans; and

(c)	following the Drop Down of that Borrower and as long as no Event of Default has occurred or is threatening, subordinated loans from members of the MLP Group.

24.16	Financial Support

The Borrowers shall not provide, procure, create or permit to subsist any Financial Support other than, following the Drop Down Date of a Borrower and provided that KNOP guarantees the obligations of that Borrower under this Agreement and as long as no Event of Default has occurred or is threatening, Financial Support to other members of the MLP Group.

24.17	Earnings Accounts and Drop Down Account

(a)	Each Borrower shall collect and credit all its Earnings and equity payable to it connection with any Drop Down to the Earnings Accounts, and open and maintain its Earnings Accounts with the Account Bank or as otherwise agreed to by the Agent, such account always to correspond with the account(s) as set out the Project Contracts. The Earnings Accounts shall be subject to Account Pledges.

(b)	KNOT shall procure that all proceeds from the Drop Down(s) are transferred to the Drop Down Account. The Drop Down Account shall be subject to an Account Pledge.

(c)	No transfer shall be made from the Drop Down Account unless such transfer is made in order to make a repayment of a Loan in accordance with this Agreement.

(d)	No transfer shall be made from any Earnings Account unless and until:

(i)	the mandatory prepayments required to be made pursuant to Clause 8.2 (Drop Down) have been made by the Borrower to which that Earnings Account relates or in order to make such repayment in accordance with Clause 8.2 (Drop Down) by use of equity paid into an Earnings Account in connection with a Drop Down; and

#4666581/6	55 (104)

(ii)	no Event of Default is then in existence or anticipated (including, but not limited to, and no expected breach of Clause 25.1 (Minimum Market Value)).

24.18	Investment Restrictions

The Borrowers shall not make any material investments or acquisitions.

24.19	Transactions with Affiliates

The Borrowers shall ensure that all transactions entered into with an Affiliate are made on market terms and otherwise on arm’s length terms.

24.20	Finance Documents and Project Documents

Each Obligor shall perform all its obligations under the Finance Documents and the Project Documents, and shall procure that none of the Project Documents are materially amended, terminated, or waived, without the prior written consent of all the Lenders.

24.21	Assignment, novation or transfer of contracts

After the occurrence of an Event of Default which is continuing, the Obligors shall upon the Agent’s request make their best endeavours, to the extent legally permissible by law, to have assigned, novated or otherwise transferred the rights and obligations under the Project Documents or any other charter contracts, or any of them to one or several parties nominated by the Agent.

24.22	Sanctions

(a)	The Obligors shall ensure that no proceeds of a Loan or other transaction(s) contemplated by any Finance Document shall, directly or indirectly, be used or otherwise made available;

(i)	to fund any trade, business or other activity involving any Restricted Party;

(ii)	for the direct or indirect benefit of any Restricted Party; or

(iii)	in any other manner than would reasonably be expected to result in (i) the occurrence of an Event of Default under Clause 26.19 (Sanctions), or (ii) any party (other than the Borrowers or the Guarantor) or any Affiliate of the Borrower or the Guarantor or any other person being party to any Finance Document being in breach of any Sanction (if and to the extent applicable to either of them) or becoming a Restricted Party.

(b)	The Obligors shall ensure that its assets, the assets, including assets subject to Security (including the Vessels), shall not be used directly or indirectly;

(i)	by or for the direct or indirect benefit of any Restricted Party; or

(ii)	in any trade which is prohibited under applicable Sanctions or which could expose the Obligors, their assets, any assets subject to Security, the Vessels, any Finance Party or any other person being party to or which benefits from any Finance Document, the Manager, any charterer or insurers to enforcement proceedings or any other consequences whatsoever arising from Sanctions.

(c)	The Obligors shall ensure that the Vessels shall not be trading to Iranian ports or carrying or storing/warehousing crude oil, petroleum products or petrochemical products or other products subject to Sanctions if they originate in Iran, or are being exported from Iran to any other country.

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24.23	Corrupt Practices

Each Obligor shall act in compliance with all applicable laws and regulations relating to bribery and corrupt practices and shall use all reasonable endeavours to procure that any person acting on its behalf acts in such manner in the course of acting for it.

24.24	Hedging

The Borrowers shall ensure that, within 30 Business Days of the date of this Agreement, Hedging Agreements are entered into to hedge interest rates under the Facilities provided to each of the Borrowers in an aggregate amount of minimum USD 66,960,000 (USD 33,480,000 per Borrower), such amounts to be reduced in accordance with repayments under Facility A (excluding for this purpose the amount to be prepaid in accordance with Clause 8.2 (Drop Down)).

25.	VESSEL COVENANTS

The Borrowers give the undertakings set out in this Clause 25 to each Finance Party and such undertakings shall, unless otherwise specified, remain in force from the date of this Agreement and throughout the Security Period.

25.1	Minimum Market Value

Following

(a)	the date of this Agreement and until the three (3) year anniversary of the date of this Agreement, the Borrowers will procure that the aggregate Market Value of the Vessels is at least one hundred per cent. (100%) of the sum of the then aggregate outstanding principal amount of the Facility A Loans; and

(b)	the three (3) year anniversary of this Agreement and until the end of the Security Period, the Borrowers will procure that the aggregate Market Value of the Vessels is at least hundred and twenty-five per cent. (125%) of the sum of the then aggregate outstanding principal amount of the Facility A Loans.

25.2	Market Valuation of the Vessels

(a)	Each Borrower shall (at its own expense) arrange for the Market Value of its Vessel to be determined, valued and reported to the Agent (i) on a semi-annual basis, first time on the date of this Agreement and/or (ii) upon the Agent’s request if an Event of Default has occurred and is continuing.

(b)	If the Borrowers fail to arrange for determination of the Market Value after the occurrence of an Event of Default which is continuing, the Agent may (at the Borrowers’ expense) arrange for the Market Value of each of the Vessels to be determined and valued by Approved Brokers elected by the Agent.

(c)	The valuations provided pursuant to this Clause 25.1 shall be dated no more than thirty (30) days prior to being presented to the Agent.

25.3	Insurance

(a)	The Borrowers shall during the Security Period maintain or ensure that each of the Vessels is insured against such risks, including the following risks, Hull and

#4666581/6	57 (104)

Machinery, Protection & Indemnity (including maximum cover for oil pollution liability generally available in the market (currently USD 1,000,000,000)), Hull Interest and/or Freight Interest and War Risk (including terrorism, piracy and confiscation) insurances, in such amounts and currencies, on an agreed value basis, on such terms (always applying Norwegian law and including the terms of the Nordic Marine Insurance Plan of 2013 (as amended from time to time) except for Protection & Indemnity) and with such insurers or P&I associations and placed through insurance brokers as the Agent (on behalf of all the Lenders) shall approve as appropriate for an internationally reputable shipping company, but so that the Protection & Indemnity cover shall be taken out with a member of the International Group of P&I Clubs. The Borrowers shall seek the approval in writing of the Agent, on behalf of all the Lenders, prior to placing any Insurance through any captive vehicle.

(b)	The aggregate value of the Hull and Machinery insurance, Hull Interest insurance and Freight Interests insurance on each of the Vessels shall at all times be at least equal to or higher than the Market Value of each of the Vessels. The aggregate value of the Hull and Machinery insurance, Hull Interest insurance and Freight Interests insurance of the Vessels shall at all times be at least equal to the higher of (i) the Market Values of the Vessels, (ii) one hundred and ten per cent. (110%) of the outstanding Loans under Facility A and (iii) one hundred and five per cent. (105%) of the outstanding Loans under this Agreement, it being understood and agreed that the aggregate value of the Hull and Machinery insurance shall at all times be at least eighty per cent. (80%) of the Market Value of each Vessel unless otherwise approved in writing by the Agent.

(c)	The Borrowers shall procure that the Agent (on behalf of all the Finance Parties) is noted as first priority mortgagee and sole loss payee in the insurance contracts, together with the confirmation from the underwriters to the Agent that the notice of assignment with regards to the Insurances and the loss payable clauses (with a monetary threshold of USD 3,000,000) are noted in the insurance contracts and that standard letters of undertaking confirming this are executed by the insurers, always provided that the evidence thereof is in form and substance satisfactory to the Agent (on behalf of all the Finance Parties). The Borrowers shall, if so required by the Agent, provide the Finance Parties with details of terms and conditions of the Insurances and break down of insurers.

(d)	Not later than fourteen (14) days prior to the expiry date of the relevant Insurances, the Borrowers shall procure the delivery to the Agent of a certificate from the insurance broker(s) or the Insurers, confirming the Insurances referred to in sub-clause (a) above have been renewed and taken out in respect of the Vessels with insurance values as required by sub-clause (b) above, that such Insurances are in full force and effect and that the Agent (on behalf of all the Finance Parties) has been noted as first priority mortgagee by the relevant insurers.

(e)	The Borrowers shall procure that the interests of the Finance Parties are protected by way of the inclusion of section 8-4 of the Nordic Marine Insurance Plan of 2013, in the insurances for Hull and Machinery, Hull Interest, Freight Interest and War Risk, or by such other terms as the Agent may approve, to be at least not less favourable than the terms of the Nordic Marine Insurance Plan of 2013 (covering the same values as the insurances set out in sub-clause (b) above), in failure of which the Agent may place such insurances and on satisfactory terms at the expense of the Borrowers.

#4666581/6	58 (104)

(f)	The Agent may, and shall (if so directed by the Majority Lenders) effect (for the cost of the Borrowers) Mortgagee’s Interest Insurance (“MII”) and Mortgagee’s Additional Perils Insurance (“MAPI”) in respect of each Vessel in an aggregate amount of not less than one hundred and ten per cent. (110%) of the outstanding Loans under this Agreement through such insurers and on such terms as the Agent (on behalf of the Majority Lenders) may deem appropriate.

(g)	If any of the Insurances referred to in sub-clause (a) above form part of a fleet cover, the Borrowers shall procure that the insurers shall undertake to the Agent that they shall neither set-off against any claims in respect of any of the Vessels any premiums due in respect of other vessels under such fleet cover or any premiums due for other insurances, nor cancel this Insurance for reason of non-payment of premiums for other vessels under such fleet cover or of premiums for such other insurances, and shall undertake to issue a separate policy in respect of each of the Vessels if and when so requested by the Agent.

(h)	The Borrowers shall procure that the Vessels always are employed in conformity with the terms of the instruments of Insurances (including any warranties expressed or implied therein) and comply with such requirements as to extra premium or otherwise as the insurers may prescribe.

(i)	The Borrowers will not (and shall procure that no one else makes) any material change to the Insurances described under sub-clause (a) above without the prior written consent of the Agent (on behalf of the Lenders).

(j)	Each of the Insurances shall be reviewed, at the cost of the Borrowers, by the Lenders’ insurance advisor who will issue an Insurance Report on an annual basis, and on each date on which the Insurances are due for renewal if so required by the Agent.

25.4	Conditions of the Vessels

The Borrowers shall ensure that the Vessels are maintained and preserved in good working order and repair and operated in accordance with good internationally recognized standards, complying with the ISM Code and the ISPS Code (to the extent applicable) and all other marine safety and other regulations and requirements from time to time applicable to vessels registered in the relevant Ship Registry under the relevant flag and applicable to vessels trading in any jurisdiction in which the Vessels may operate from time to time.

25.5	Flag, trading, Classification and repairs

The Obligors shall procure that (and provide the Agent with evidence of such compliance upon request):

(a)	the Vessels are registered with the Ship Registry, classed by the Approved Classification Society and managed by the Manager;

(b)	no change of Ship Registry, name or flag of any of the Vessels and that no parallel registration of a Vessel in any Ship Registry is carried out without the prior written consent of the Lenders (such consent not to be unreasonably withheld or delayed and accepted with regards to a bareboat registration of the Vessels in Brazil subject to this not having any effect on the Mortgage).

#4666581/6	59 (104)

(c)	no modification of, or part removal in respect of a Vessel is carried out in a way that would materially diminish her value;

(d)	the Vessels are kept in a good, safe and efficient condition and state of repair consistent with the industry’s best ownership and management practice with dry-docking to be completed at the frequency required under the Bareboat Charter Agreements;

(e)	that the Vessels maintain their class at the highest level with an Approved Classification Society, free of any overdue recommendations and qualifications;

(f)	they comply with the laws, regulations (statutory or otherwise), constitutional documents and international conventions applicable to the Approved Classification Society, the relevant Ship Registry, the Obligors (ownership, operation, management and business) and to the vessels in any jurisdiction to which any of the Vessels or the Obligors may operate from time to time;

(g)	none of the Vessels enter the territorial waters (12 mile limit) of the United States of America unless a valid Certificate of Financial Responsibility as required by the United States Coast Guard has been obtained for that Vessel in advance.

25.6	Inspections and class records

(a)	The Borrowers shall permit, and shall procure that any charterers and/or managers permit, one person appointed by the Agent to inspect the Vessels once each year for the account of the Borrower upon the Agent giving prior written notice. The Borrowers shall pay the costs of up to 2 (two) inspections throughout the term of the Facility.

(b)	The Borrowers shall, upon the Agent’s reasonable request, obtain copies of all class records in relation to the Vessels.

25.7	Employment

The Obligors shall ensure that each Vessel, with effect from the relevant Acquisition Date is employed under the respective Bareboat Charter Agreement and that the net dayrate payable under each Bareboat Charter Agreement is minimum USD 27,255 per day.

25.8	Notification of certain events

The Borrowers shall immediately upon becoming aware of it notify the Agent of:

(a)	any accident to any of the Vessels involving repairs where the costs will or are likely to exceed USD 3,000,000 (or the equivalent amount in any other currency);

(b)	any material requirement or recommendation made by any insurer or classification society or by any competent authority which is not, or cannot be, promptly complied with;

(c)	any exercise or purported exercise of any capture, seizure, arrest or lien on any of the assets secured by the Security Documents, provided that such notification requirement shall not apply if such action does not continue for more than five (5) days;

#4666581/6	60 (104)

(d)	the occurrence of any material Environmental Claim against any of the Borrowers or any of the Vessels, or any material incident, event or circumstance which may give rise to any such material Environmental Claim; and

(e)	any occurrence as a result of which any of the Vessels has become or is, by the passing of time or otherwise, likely to become a Total Loss.

25.9	Operation of the Vessels

The Obligors shall comply, and procure that any charterer and, if applicable, manager complies in all material respects, with all Environmental Laws and all other laws or regulations relating to the Vessels, their ownership, operation and management or to the business of the Obligor and shall not employ any of the Vessels nor

(a)	allow their employment in any manner contrary to law or regulation in any Relevant Jurisdiction; and/or

(b)	allow their employment in the event of hostilities in any part of the world (whether war is declared or not), in any zone which is declared a war zone by any government or by the war risk insurers of any of the Vessels unless the relevant Borrower has (at its expense) effected any special, additional or modified insurance cover which shall be necessary or customary for good shipowners trading vessels within the territorial waters of such country at such time. The Obligors shall, upon request from the Agent, promptly provide evidence of such cover; and/or

(c)	put any Vessel into the possession of any person for the purpose of work being done upon her in an amount exceeding or likely to exceed USD 3,000,000 unless that person has first given to Agent and in terms satisfactory to it a written undertaking not to exercise any lien on the Vessel or its Earnings for the cost of such work or for any other reason.

25.10	ISM Code, ISPS Code etc.

Each of the Obligors shall comply and shall procure that a charterer and, if applicable, manager complies with the International Convention for the Safety of Life at Sea (SOLAS) 1974 as adopted, amended or replaced from time to time including, but not limited to, the STCW 95 the ISM Code (including, but not limited to, the maintenance and renewal of valid certificates pursuant thereto), ISPS Code, Marpol and any other international maritime safety regulation relevant to the operation and maintenance of the Vessels and upon request provides copies of certificates evidencing such compliance to the Agent as soon as the same become available.

25.11	Arrest

The Obligors shall promptly pay and discharge:

(a)	all liabilities which give or may give rise to maritime or possessory liens on or claims enforceable against any of the Security each Security Document creates or purports to create;

(b)	all tolls, taxes, dues, fines, penalties and other amounts charged in respect of any of the Security each Security Document creates or purports to create; and

#4666581/6	61 (104)

(c)	all other outgoings whatsoever in respect of any of the Security each Security Document creates or purports to create,

and forthwith upon receiving a notice of arrest of any of the Vessels, or their detention in exercise or purported exercise of any lien or claim, the Obligors shall procure its release by providing bail or providing the provision of security or otherwise as the circumstances may require.

25.12	Total Loss

In the event that a Vessel shall suffer a Total Loss, the Borrowers shall, within a period of thirty (30) days after the Total Loss Date, obtain and present to the Agent, a written confirmation from the relevant insurers that the claim relating to the Total Loss has been accepted in full, and the insurance proceeds shall be paid to the Agent for application in accordance with Clause 32.2 (Distributions by the Agent).

25.13	Ownership

Each Borrower shall continue to be the sole and absolute owner of its respective Vessel.

25.14	Management

(a)	Each of the Obligors shall obtain the written consent of the Agent (on behalf of the Majority Lenders) to the appointment and terms of service of any person, other than appointment of the Manager on arm’s length terms, to perform management services in respect of any of the Vessels.

(b)	Any manager appointed to perform management services in respect of the Vessels and approved by the Agent in accordance with (a) above, shall continue to provide such services and neither a material change nor any other adverse change (having an adverse effect on the Finance Parties rights and/or obligations under the Finance Documents) to such existing management shall be made without the prior written consent of the Agent (not to be unreasonably withheld or delayed).

25.15	Amendments to the Project Documents

Each Obligor shall ensure that, without prior consent of Majority Lenders, no material amendments or supplements are made to the Project Documents.

26.	EVENTS OF DEFAULT

Each of the events or circumstances set out in this Clause 26 is an Event of Default (save for Clause 26.20 Acceleration)).

26.1	Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by administrative or technical error affecting the transfer of funds despite timely payment instructions by the Obligor; and

(b)	payment is made within three (3) Business Days of its due date.

26.2	Financial covenants and other obligations

Any requirement in Clause 23 (Financial Covenants) and/or Clause 25.3 (Insurance) is not satisfied.

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26.3	Other obligations

(a)	The Obligors do not comply with any provision of the Finance Documents; (other than those set out in Clause 26.1 (Non-payment) and 26.2 (Financial covenants and other obligations).

(b)	No Event of Default under (a) above will occur if the failure to comply is capable of remedy and is remedied within ten (10) Business Days of the earlier of the Agent giving notice to the Borrowers or the Borrowers becoming aware of the failure to comply.

26.4	Misrepresentation

Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of the Obligors under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

26.5	Cross default

(a)	Any Financial Indebtedness of an Obligor is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of an Obligor is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any commitment for any Financial Indebtedness of an Obligor is cancelled or suspended by a creditor of that Obligor as a result of an event of default (however described).

(d)	Any creditor of an Obligor becomes entitled to declare any Financial Indebtedness of that Obligor due and payable prior to its specified maturity as a result of an event of default (however described).

(e)	No Event of Default will occur under this Clause 26.5 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness of a Guarantor falling within paragraphs (a) to (d) above is less than USD 5,000,000 (or its equivalent in any other currency or currencies).

26.6	Insolvency

(a)	An Obligor, the Manager or a Bareboat Charterer is unable or admits inability to pay its debts as they fall due or is deemed to or declared to be unable to pay its debts under applicable law, suspends or threatens to suspend making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(b)	The value of the assets of an Obligor, the Manager or a Bareboat Charterer is less than its liabilities (taking into account contingent and prospective liabilities).

(c)	A moratorium is declared in respect of any indebtedness of an Obligor, the Manager or a Bareboat Charterer. If a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium.

#4666581/6	63 (104)

26.7	Insolvency proceedings

Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(a)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, business rescue, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of an Obligor, the Manager or a Bareboat Charterer;

(b)	a composition, compromise, assignment or arrangement with any creditor of an Obligor, the Manager or a Bareboat Charterer;

(c)	the appointment of a liquidator, receiver, administrative receiver, business rescue practitioner, administrator, compulsory manager or other similar officer in respect of an Obligor, the Manager or a Bareboat Charterer or any of such person’s assets; or

(d)	enforcement of any Security over any assets of an Obligor, the Manager or a Bareboat Charterer,

or any analogous procedure or step is taken in any jurisdiction.

26.8	Creditors process

Any lien (except Permitted Encumbrances), expropriation, injunction restraint, arrest attachment, sequestration, distress or execution affects any asset secured by the Security Documents or undertakings, property, assets, rights or revenues (not secured by the Security Documents) of the Obligors is not discharged within ten (10) Business Days after the any Obligor became aware of the same or the Finance Parties have been provided with additional security in such form and substance and for such amounts as the Finance Parties may require.

26.9	Unlawfulness and impossibility

(a)	It is or becomes unlawful or impossible for an Obligor to perform any of its obligations under the Finance Documents or any Security created or expressed to be created or evidenced by the Security Documents ceases to be effective.

(b)	Any obligation or obligations of the Obligors under any Finance Documents are not or cease to be legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of the Lenders under the Finance Documents.

(c)	Any Finance Document ceases to be in full force and effect or any Security created or expressed to be created or evidenced by the Security Documents ceases to be legal, valid, binding, enforceable or effective or is alleged by a party to it (other than a Finance Party) to be ineffective.

26.10	Cessation of business

Any Obligor suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a material part of its business or materially change their business (whether by one or a series of transactions).

26.11	Cessation of KNOP listing

KNOP ceases to be listed on the New York Stock Exchange (NYSE).

#4666581/6	64 (104)

26.12	KNOP’s General Partner

The General Partner ceases to be the general partner of KNOP and/or the General Partner ceases to be entitled to appoint three (3) out of seven (7) board directors of the board of directors of KNOP.

26.13	Repudiation and rescission of or amendments to agreements

(a)	Any Obligor, Manager, Seller or Bareboat Charterer rescinds or purports to rescind a Finance Document or Project Document or evidences an intention to rescind a Finance Document or Project Document;

(b)	Any Finance Document or Project Document ceases to exist, is or becomes contested, invalid, non-binding or unenforceable or is otherwise jeopardized in full or in part; or

(c)	Any Bareboat Charter is amended or terminated without the prior written consent of the Lenders.

26.14	Litigation

Any litigation, arbitration, administrative, governmental, regulatory or other investigations, proceedings or disputes are commenced or threatened in relation to the Finance Documents or the transactions contemplated in the Finance Documents or against an Obligor which has or is reasonably likely to have a Material Adverse Effect.

26.15	Failure to comply with final judgment

A Borrower fails within five (5) Business Days after becoming obliged to do so to comply with or pay any sum in an amount exceeding NOK 5,000,000 (or the equivalent in any other currencies) due from it under any final judgement or any final order (being one against which there is no right of appeal or if a right of appeal exists the time limit for making such appeal has expired and no appeal has been made or if an appeal has been made such appeal has been dismissed) made or given by any court of competent jurisdiction, provided, however, that such event shall not be deemed to constitute an Event of Default if a Borrower is entitled to insurance cover for the whole of such sum and the relevant insurers have confirmed liability and undertaken to make payment of the whole of such sum in writing to the person(s) entitled to payment and it is likely (in the reasonable opinion of the Agent) that the insurers will be able to make such payment within thirty (30) days.

26.16	Material adverse change

Any event or circumstance occurs which has a Material Adverse Effect.

26.17	Authorisation and consents

Any Authorisation required in connection with the entering into, validity, enforcement, completion or performance of any of the Finance Documents or any transactions contemplated thereby is revoked, terminated or modified or otherwise cease to be in full force and effect.

26.18	Loss of Property

Any substantial part of an Obligor’s business or assets is destroyed, abandoned, seized, appropriated or forfeited or the authority or ability of any Obligor to conduct its business is limited or wholly or substantially curtailed by any seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any governmental, regulatory or

#4666581/6	65 (104)

other authority, which in the reasonable opinion of the Agent has or could reasonably be expected to adversely affect that Obligor’s ability to perform its obligations under the Finance Documents.

26.19	Sanctions

The Obligors, and any of their Affiliates, any of their joint ventures or any of their respective directors, officers, employees, agents or representatives or any other persons acting on any of their behalf, becomes a Restricted Party.

26.20	Acceleration

(a)	On and at any time after the occurrence of an Event of Default which is continuing, the Agent may, and shall if so directed by the Majority Lenders, by notice to the Borrowers:

(i)	cancel the Total Commitments, at which time they shall immediately be cancelled;

(ii)	declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, at which time they shall become immediately due and payable;

(iii)	declare that all or part of the Loans and all other amounts accrued or outstanding under the Finance Documents be payable on demand, at which time they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders;

(iv)	amend or select such Interest Periods for the Facilities and/or convert the outstanding amount into such other currency as the Majority Lenders may determine;

(v)	start enforcement in respect of the Security established by the Security Documents; and/or

(vi)	take any other action, with or without notice to the Borrower, exercise any other right or pursue any other remedy conferred upon the Agent or the Finance Parties by any of the Finance Documents or by any applicable law or regulation or otherwise as a consequence of such Event of Default.

(b)	Notwithstanding paragraph (a) above, should there be an Event of Default which is continuing only in respect of Facility B, the Facility B Lenders shall in their sole discretion be entitled to make claims under the guarantee provided by the Guarantor in respect of Facility B pursuant to Clause 19 (Guarantee and indemnity) irrespective of the Majority Lenders’ view on such enforcement by the Facility B Lenders (a “Facility B Enforcement”). Any amount recovered by the Facility B Lenders through such Facility B Enforcement shall be applied solely towards Facility B up to the amount outstanding under Facility B at the time of the Facility B Enforcement.

27.	CHANGES TO THE LENDERS

27.1	Assignments and transfers by the Lenders

(a)	Subject to this Clause 27, a Lender (the “Existing Lender”) may:

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(i)	assign or have assumed any of its rights; or

(ii)	transfer by novation (No.: overdragelse av rettigheter og forpliktelser) any of its rights and obligations,

(b)	under any Finance Document to, subject to the prior consent, not to be unreasonable withheld or delayed, of the Borrowers (unless such assignment or transfer is to an Existing Lender, an Affiliate of an Existing Lender or is made at a time when an Event of Default is continuing) and at no cost for the Borrowers, to another bank or financial institution which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (including without limitations a member of the European System of Central Banks) (the “New Lender”).

(c)	The Borrowers will be deemed to have given their consent twenty (20) Business Days after consent has been sought unless expressly refused within that period.

27.2	Conditions of assignment or transfer

(a)	An assignment will only be effective on:

(i)	receipt by the Agent of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender; and

(ii)	the performance by the Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.

(b)	A transfer will only be effective if the procedure set out in Clause 27.5 (Procedure for transfer) is complied with.

(c)	If:

(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)	as a result of circumstances existing at the date the assignment, transfer or change occurs, the Borrowers would be obliged to make a payment to the New Lender or Commercial Lender acting through its new Facility Office under Clause 15 (Increased Costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under that Clause to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred. This paragraph (c) shall not apply in respect of an assignment or transfer made in the ordinary course of the primary syndication of the Facilities.

(d)

Each New Lender, by executing the relevant Transfer Certificate or otherwise, confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the

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requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

27.3	Assignment or transfer fee

Unless the Agent otherwise agrees the New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of USD 3,000.

27.4	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents, the financial condition of the Obligors, the performance and observance by the Obligors of their obligations under the Finance Documents or any other documents, the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document, and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of the Obligors and their related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender or any other Finance Party in connection with any Finance Document; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of the Obligors and their related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 27; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by the Obligors of their obligations under the Finance Documents or otherwise.

27.5	Procedure for transfer

(a)	Subject to the conditions set out in Clause 27.2 (Conditions of assignment or transfer) a transfer is effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

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(b)	The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied that the Existing Lender and the New Lender has complied with all necessary “know your customer” or similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c)	On the Transfer Date:

(i)	to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents and in respect of the Security created by the Security Documents each of the Borrower and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and in respect of the Security created by the Security Documents and their respective rights against one another under the Finance Documents and in respect of the Security created by the Security Documents shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)	each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as the Obligors and the New Lender have assumed and/or acquired the same in place of the Obligors and the Existing Lender;

(iii)	the Agent, the Arrangers, the New Lender and the other Lenders shall acquire the same rights and assume the same obligations between themselves and in respect of the Security created by the Security Documents as they would have acquired and assumed had the New Lender been an Original Lender with the rights, and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Arranger and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a “Lender”.

27.6	Copy of Transfer Certificate

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, or another instrument, send to the Borrowers a copy of that Transfer Certificate, or other instrument.

27.7	Security over Lenders’ rights

In addition to the other rights provided to the Lenders under this Clause 27, each Lender may (i) without consulting with or obtaining consent from the Borrowers (A) if in favour of a federal reserve or central bank or an Affiliate of the Existing Lender or (B) to the extent such transfer or assignment is in connection with any securitisation, cover bond program or any similar or equivalent transaction, and (ii) if in favour of any other person, subject to the prior consent of the Borrowers and the Lenders, such consent not to be unreasonably withheld, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

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(a)	any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and

(b)	in the case of any Lender which is a fund, any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:

(i)	release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or other Security for the Lender as a party to any of the Finance Documents; or

(ii)	require any payments to be made by the Borrowers or grant to any person any more extensive rights than those required to be made or granted to the relevant Lender under the Finance Documents.

27.8	Pro rata interest settlement

If the Agent has notified the Lenders that it is able to distribute interest payments on a “pro rata basis” to Existing Lenders and New Lenders then (in respect of any transfer pursuant to Clause 27.5 (Procedure for transfer) the Transfer Date of which, in each case, is after the date of such notification and is not on the last day of an Interest Period):

(a)	any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Lender up to but excluding the Transfer Date (“Accrued Amounts”) and shall become due and payable to the Existing Lender (without further interest accruing on them) on the last day of the current Interest Period (or, if the Interest Period is longer than six (6) months, on the next of the dates which falls at six (6) monthly intervals after the first day of that Interest Period); and

(b)	the rights assigned or transferred by the Existing Lender will not include the right to the Accrued Amounts so that, for the avoidance of doubt:

(i)	when the Accrued Amounts become payable, those Accrued Amounts will be payable for the account of the Existing Lender; and

(ii)	the amount payable to the New Lender on that date will be the amount which would, but for the application of this Clause 27.8, have been payable to it on that date, but after deduction of the Accrued Amounts.

27.9	Disclosure of information

Any Lender may disclose to any of its Affiliates and any other person:

(a)	to (or through) whom that Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under this Agreement;

(b)	with (or through) whom that Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement or any Obligor; or

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(c)	to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation,

any information about any Obligor, the Group and the Finance Documents as that Lender shall consider appropriate.

28.	CHANGES TO THE OBLIGORS

28.1	Assignments and transfer by Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

28.2	KNOP as Replacement Guarantor

(a)	Following the first Drop Down Date, KNOP shall accede to this Agreement as a Guarantor in respect of the obligations of the Borrower to which a Drop Down relates and upon (i) KNOP’s accession in accordance with this Clause 28.2, (ii) completion of the Drop Down, and (iii) prepayment having been made in accordance with Clause 8.2 (Drop Down), KNOT shall be released from its obligations as Guarantor under this Agreement in respect of the Borrower to which the relevant Drop Down related, provided that there are no outstanding claims against KNOT under the Finance Documents.

(b)	KNOP shall become a Guarantor once:

(i)	the Borrowers have delivered to the Agent a duly completed and executed Accession Letter;

(ii)	the Agent has received in form and substance satisfactory to it, all documents and other evidence listed in Part III of Schedule 2 (Conditions precedent required to be delivered by a Replacement Guarantor); and

(iii)	the Agent has received all necessary “know your customer” documents in relation to KNOP, in accordance with Clause 22.6 (“know your customer” checks).

(c)	The Agent shall notify the Borrowers and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in paragraphs (a) and (b) above, such replacement of KNOT by KNOP as Guarantor to be effective as of the date the Borrowers and the Lenders are notified in accordance with this paragraph (c).

(d)

Irrespective of anything to the contrary set out in this Agreement or any other Finance Document, no representations, covenants or other obligations of a Guarantor or provisions referring to a Guarantor (whether in its capacity as Guarantor or otherwise) under this Agreement shall apply prior to the date such Guarantor accedes as a Guarantor under this Agreement or after such date as it has resigned as a Guarantor under this Agreement and the same shall apply in respect of a Loan for which that Guarantor does not provide a guarantee pursuant to Clause 19 (Guarantee and indemnity) (e.g. because only one Vessel has been subject to a Drop Down and there is one Guarantor for each Borrower). During a period where there is one Guarantor for each Borrower, the Loan relating to each Borrower shall be treated on a stand-alone basis. During such period there shall be no cross-default or joint liability between the obligations of one Borrower and/or its Guarantor (KNOT)

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on the one side and the Borrower and/or the other Guarantor (KNOP) on the other side. For the avoidance of doubt, the foregoing shall not in any way limit the application of cross-default or other provisions of the Finance Documents in the relation to a Borrower and its respective Guarantor.

28.3	Repetition of Representations

Delivery of an Accession Letter constitutes confirmation by KNOP that the Representations set out in Clause 21 (Representations) are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

29.	ROLE OF THE AGENT AND THE ARRANGERS

29.1	Appointment of the Agent

(a)	Each other Finance Party appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)	Each other Finance Party authorises the Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

(c)	If requested by the Agent, the Security shall be granted by the relevant Obligors to the Agent as representative (in Danish: “repræsentant”) for the Finance Parties in accordance with sections 4f and 4g of the Danish Securities Trading Act. Each of the Finance Parties appoints the Agent as representative (in Danish: “repræsentant”) to receive and hold the Security under the Security Documents on behalf of and for the benefit of the Finance Parties and the Agent agrees to receive and hold the Security Accordingly.

29.2	Duties of the Agent

(a)	The Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(b)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c)	If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Finance Parties.

(d)	If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent or the Arranger) under this Agreement it shall promptly notify the other Finance Parties.

(e)	The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

29.3	Role of the Arrangers

Except as specifically provided in the Finance Documents, the Arrangers have no obligations of any kind to any other Party under or in connection with any Finance Document.

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29.4	No fiduciary duties

(a)	Nothing in this Agreement constitutes the Agent or the Arrangers as trustees or fiduciaries of any other person.

(b)	Neither the Agent nor the Arrangers shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

29.5	Business with the Group

The Agent and the Arrangers may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

29.6	Rights and discretions of the Agent

(a)	The Agent may rely on:

(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 26.1 (Non-payment));

(ii)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised; and

(iii)	any notice or request made by a Borrower (other than a Utilisation Request or Selection Notice) is made on behalf of and with the consent and knowledge of all the Obligors.

(c)	The Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)	The Agent may act in relation to the Finance Documents through its personnel and agents.

(e)	The Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(f)	Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor the Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

29.7	Majority Lenders’ instructions

(a)

Unless a contrary indication appears in a Finance Document, the Agent shall (i) exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the

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Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

(b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties.

(c)	The Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

(d)	In the absence of instructions from the Majority Lenders (or, if appropriate, the Lenders), the Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(e)	The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.

29.8	Responsibility for documentation

Neither the Agent nor the Arrangers:

(a)	is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, the Arrangers, an Obligor or any other person given in or in connection with any Finance Document; or

(b)	is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document.

29.9	Exclusion of liability

(a)	Without limiting paragraph (b) below the Agent will not be liable for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)	No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent may rely on this Clause.

(c)	The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

(d)	Nothing in this Agreement shall oblige the Agent or the Arranger to carry out any “know your customer” or other checks in relation to any person on behalf of any

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Lender and each Lender confirms to the Agent and the Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or the Arranger.

29.10	Lenders’ indemnity to the Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three (3) Business Days of demand, against any cost, loss or liability incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document).

29.11	Resignation of the Agent

(a)	The Agent may resign and appoint one of its Affiliates acting through an office as successor by giving notice to the other Finance Parties and the Borrowers.

(b)	Alternatively the Agent may resign by giving notice to the other Finance Parties and the Borrowers, in which case the Majority Lenders (after consultation with the Borrowers) may appoint a successor Agent.

(c)	If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within 30 days after notice of resignation was given, the Agent (after consultation with the Borrowers) may appoint a successor Agent.

(d)	The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(e)	The Agent’s resignation notice shall only take effect upon the appointment of a successor.

(f)	Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 29. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

29.12	Confidentiality

(a)	In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

(c)	Notwithstanding any other provision of any Finance Document to the contrary, the Agent is not obliged to disclose to any other person (i) any confidential information or (ii) any other information if the disclosure would or might in its reasonable opinion constitute a breach of any law or a breach of a fiduciary duty.

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29.13	Relationship with the Lenders

(a)	The Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Agent’s principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:

(i)	entitled to or liable for any payment due under any Finance Document on that day; and

(ii)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

unless it has received not less than five (5) Business Days’ prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)	Each Lender shall supply the Agent with any information required by the Agent in order to calculate the Mandatory Cost in accordance with Schedule 4 (Mandatory Cost formula).

(c)	Each Lender shall supply the Agent with any information that it may reasonably specify as being necessary or desirable to enable the Agent to perform its functions as Agent under the Security Documents.

(d)	Any Lender may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents. Such notice shall contain the address, fax number and electronic mail address and/or any other information required to enable the sending and receipt of information by that or other electronic means in accordance with Clause 34.5 (Electronic communication) (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address, department and officer by that Lender for the purposes of Clause 34.2 (Addresses) and Clause 34.5 (Electronic communication) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

29.14	Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent and the Arranger that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)	whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any

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Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(d)	the adequacy, accuracy and/or completeness of any information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

29.15	Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Agent shall (in consultation with the Borrowers) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

29.16	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

30.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

31.	SHARING AMONG THE FINANCE PARTIES

31.1	Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from an Obligor other than in accordance with Clause 32 (Payment mechanics) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within three (3) Business Days, notify details of the receipt or recovery to the Agent;

(b)	the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 32 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)	the Recovering Finance Party shall, within three (3) Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt

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or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 32.5 (Partial payments).

31.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with Clause 32.5 (Partial payments).

31.3	Recovering Finance Party’s rights

(a)	On a distribution by the Agent under Clause 31.2 (Redistribution of payments), the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in the redistribution.

(b)	If and to the extent that the Recovering Finance Party is not able to rely on its rights under paragraph (a) above, the relevant Obligor shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.

31.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)	each Finance Party which has received a share of the relevant Sharing Payment pursuant to Clause 31.2 (Redistribution of payments) shall, upon request of the Agent, pay to the Agent for account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

(b)	that Recovering Finance Party’s rights of subrogation in respect of any reimbursement shall be cancelled and the relevant Obligor will be liable to the reimbursing Finance Party for the amount so reimbursed.

31.5	Exceptions

(a)	This Clause 31 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)	that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

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32.	PAYMENT MECHANICS

32.1	Payments to the Agent

(a)	On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency with such bank as the Agent specifies.

32.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 32.3 (Distributions to an Obligor) and Clause 32.4 (Clawback) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five (5) Business Days’ notice with a bank in the principal financial centre of the country of that currency.

32.3	Distributions to an Obligor

The Agent may (with the consent of the Obligor or in accordance with Clause 33 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

32.4	Clawback

(a)	Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)	If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

32.5	Partial payments

(a)	If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent under the Finance Documents;

#4666581/6	79 (104)

(ii)	secondly, in or towards payment pro rata of any accrued interest, regularly scheduled swap payments, fee or commission due but unpaid under this Agreement and the Hedging Agreements;

(iii)	thirdly, in or towards payment pro rata of any principal and swap termination payments due but unpaid under Facility A and the Hedging Agreements;

(iv)	fourthly, in or towards payment pro rata of any principal due but unpaid under Facility B; and

(v)	fifthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a) (ii) to (v) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

32.6	No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

32.7	Business Days

(a)	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

32.8	Currency of account

The Obligors shall pay:

(a)	Any amount payable under this Agreement, except as otherwise provided for herein, in USD; and

(b)	all payments of costs and Taxes in the currency in which the same were incurred.

33.	SET-OFF

A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

34.	NOTICES

34.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by email, telefax or letter.

#4666581/6	80 (104)

Any such notice or communication addressed as provided in Clause 34.2 (Addresses) will be deemed to be given or made as follows:

(a)	if by letter, when delivered at the address of the relevant Party; and

(b)	if by e-mail or telefax, when received in legible form;

However, a notice given in accordance with the above but received on a day which is not a Business Day or after 16:00 hours in the place of receipt will only be deemed to be given at 9:00 hours on the next Business Day in that place.

34.2	Addresses

Any communication or document to be made under or in connection with the Finance Documents shall be made or delivered to the address, e-mail address and telefax number of each Party and marked for the attention of the department or persons set out below:

The Obligors:

Knutsen NYK Offshore Tankers AS/KNOT Shuttle Tankers 20 AS/KNOT Shuttle Tankers

21 AS

Smedasundet 40,

5529 Haugesund,

Norway

Attention: CFO

Fax No: + 47 52 70 40 40

E-mail: finance@knutsenaos.com and omk@knotgroup.com

The Agent:

Contact details for credit and agency purposes:

SUMITOMO MITSUI BANKING CORPORATION EUROPE LIMITED

99 Queen Victoria Street

London, EC4V 4EH

United Kingdom

Attention: Olivier Dano

Fax no: +44 (0) 207 786 1994

E-mail: olivier_dano@gb.smbcgroup.com

Contact details for administration purposes:

SUMITOMO MITSUI BANKING CORPORATION EUROPE LIMITED

99 Queen Victoria Street

London, EC4V 4EH

United Kingdom

Attention: OAD Loans Agency

Fax No: +44 (0) 20 7786 1656

E-mail: gblooadloanagency@gb.smbcgroup.com

#4666581/6	81 (104)

or any substitute address and/or telefax number and/or marked for such other attention as the Party may notify to the other Agent (or the Agent may notify the other Parties if a change is made by the Agent) by not less than five (5) Business Days’ prior notice.

34.3	Communication with the Obligors

All communication from or to the Obligors shall be sent through the Agent.

34.4	Language

Communication to be given by one Party to another under the Finance Documents shall be given in the English language or, if not in English and if so required by the Agent, be accompanied by a certified English translation and, in this case, the English translation shall prevail unless the document is a statutory or other official document.

34.5	Electronic communication

(a)	Any communication to be made between the Agent, a Lender and the Obligors under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Agent, the relevant Lender and the Obligors (as the case may be):

(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)	notify each other of any change to their address or any other such information supplied by them.

(b)	Any electronic communication made between the Agent, a Lender and the Obligors will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender or the Obligors to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.

34.6	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

35.	CALCULATIONS AND CERTIFICATES

35.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

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35.2	Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

35.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the London interbank market differs, in accordance with that market practice.

36.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

37.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

38.	AMENDMENTS AND WAIVERS

38.1	Required consents

(a)	Subject to Clause 38.2 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Obligors and, to the extent such amendments could have material impact on the Hedging Bank, the Hedging Bank (such consent from the Hedging Bank not to be unreasonably withheld or delayed) and any such amendment or waiver will be binding on all Parties.

(b)	Notwithstanding paragraph (a) above, amendments which only relate to Facility B may only be amended or waived with the consent of the Facility B Lenders and the Obligors and any such amendment or waiver will be binding on all Parties.

(c)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause.

38.2	Exceptions

(a)	An amendment or waiver that has the effect of changing or which relates to:

(i)	the definition of “Majority Lenders” in Clause 1.1 (Definitions);

(ii)	an extension to the date of payment of any amount under the Finance Documents;

(iii)	a reduction in the Applicable Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

#4666581/6	83 (104)

(iv)	an increase in or an extension of any Commitment;

(v)	a change to the Borrowers or Guarantors other than in accordance with Clause 28 (Changes to the Obligors);

(vi)	any provision which expressly requires the consent of all the Lenders;

(vii)	Clause 2.2 (Finance Parties’ rights and obligations), Clause 27 (Changes to the Lenders) or this Clause 38;

(viii)	release of any Security created by the Security Documents unless permitted under the Finance Documents or undertaken by the Agent acting on instruction of the Majority Lenders following an Event of Default which is continuing; or

(ix)	any change to the Security Documents;

shall not be made without the prior consent of all the Lenders.

(b)	An amendment or waiver which relates to the rights or obligations of the Agent or the Arranger may not be effected without the consent of the Agent or the Arranger.

39.	GOVERNING LAW

This Agreement is governed by Norwegian law.

40.	ENFORCEMENT

40.1	Jurisdiction

(a)	The courts of Oslo, Norway, have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (a “Dispute”), and each of the Obligors accordingly submits to the non-exclusive jurisdiction of the Oslo District Court (Oslo tingrett).

(b)	This Clause 40.1 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

* * *

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SIGNATORIES

The Borrowers:

KNOT Shuttle Tankers 20 AS

By:	/s/ BJØRN SANDE URTEGAARD
Name:	Bjørn Sande Urtegaard
Title:	Attorney-in-fact

KNOT Shuttle Tankers 21 AS

By:	/s/ BJØRN SANDE URTEGAARD
Name:	Bjørn Sande Urtegaard
Title:	Attorney-in-fact

The Original Guarantor:

Knutsen NYK Offshore Tankers AS

By:	/s/ BJØRN SANDE URTEGAARD
Name:	Bjørn Sande Urtegaard
Title:	Attorney-in-fact

The Lenders, Mandated Lead Arrangers and Bookrunners:

Sumitomo Mitsui Banking Corporation Europe Limited

By:	/s/ RAGNHILD STEIGBERG
Name:	Ragnhild Steigberg
Title:	Attorney-in-fact

CommBank Europe Limited

By:	/s/ RAYMOND DE CARLO
Name:	Raymond De Carlo
Title:	Company Secretary/Director CommBank Europe Limited

#4666581/6	85 (104)

The Agent:

Sumitomo Mitsui Banking Corporation Europe Limited

By:	/s/ RAGNHILD STEIGBERG
Name: Ragnhild Steigberg
Title: Attorney-in-fact

The Hedging Bank:

SMBC Nikko Capital Markets Ltd

By:	/s/ RAGNHILD STEIGBERG
Name: Ragnhild Steigberg
Title: Attorney-in-fact

The Structuring Bank:

Sumitomo Mitsui Banking Corporation Europe Limited

By:	/s/ RAGNHILD STEIGBERG
Name: Ragnhild Steigberg
Title: Attorney-in-fact

#4666581/6	86 (104)

SCHEDULE 1

LENDERS AND COMMITMENTS

Name of Original Lender	Facility A Commitment		Facility B Commitment		Total
Sumitomo Mitsui Banking Corporation	USD	75,000,000	USD	32,500,000	USD	107,500,000
CommBank Europe Limited	USD	65,000,000	USD	0	USD	65,000,000
Total:	USD	140,000,000	USD	32,500,000	USD	172,500,000

#4666581/6	87 (104)

SCHEDULE 2

CONDITIONS PRECEDENT

Part I

Conditions Precedent to Initial Utilisation

1.	Corporate Authorisation - from each Obligor

(a)	company certificate (or similar);

(b)	articles of association;

(c)	resolutions passed at a board meeting of each Obligor evidencing:

(i)	the approval of the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving to execute, deliver and perform the Finance Documents to which it is a party; and

(ii)	the authorisation of its appropriate officer or officers or other representatives to execute the Finance Documents and any other documents necessary for the transactions contemplated by the Finance Documents, on its behalf.

(d)	Power of Attorney (notarised and legalised if requested by the Agent); and

(e)	certified copies of the passport of each person signing on behalf of the Obligors, including each person that will sign the Compliance Certificates, Utilisation Requests and Selection Notices to be delivered in the future.

2.	Security Documents

Each of the following Security Documents in agreed form (to be in form and substance satisfactory to the Lenders);

(a)	the Mortgages (including any deeds of covenants);

(b)	the Assignments of Earnings and Requisition Compensation;

(c)	the Assignments of Insurances;

(d)	the Assignments of Bareboat Charter Agreements;

(e)	the Assignments of Hedging Agreements;

(f)	the Share Pledges;

(g)	the Account Pledges; and

(h)	the Manager’s Undertakings.

3.	Authorisations

Evidence that all approvals, authorisations and consents required by any government or other authorities for the Obligors to enter into and perform their obligations under any of the Finance Documents shall have been obtained and remain in effect, and all applicable waiting periods shall have expired without any action being taken by any competent authority which, in the opinion of the Agent, restrains, prevents or imposes materially adverse conditions upon the Obligors to enter into and perform their obligations under the Finance Documents.

#4666581/6	88 (104)

4.	Miscellaneous

(a)	Any Fee Letter;

(b)	an effective interest letter;

(c)	evidence that all fees, costs and expenses referred to in Finance Documents as payable on or prior to the date of this Agreement, have or will be paid on its due date;

(d)	a Compliance Certificate confirming that KNOT is in compliance with the financial covenants as set out in Clause 23 (Financial Covenants);

(e)	a copy of the Project Documents;

(f)	executed legal opinion from BA-HR relating to Norwegian law;

(g)	the Original Financial Statements;

(h)	a confirmation from the Borrowers that (a) since 30 December 2012, nothing shall have occurred (and neither the Agent nor any of the other Finance Parties shall have become aware of any condition or circumstance not previously known to it or them) which any of the Finance Parties shall determine has had, or could reasonably be expected to have, a Material Adverse Effect,(b) there is currently not, and will not be, any conflict between the Finance Documents and any material agreement of the Borrower and (c) no Default or potential Default has occurred or will occur as a consequence of entering into any of the Finance Documents;

(i)	any “Know your customer” documents required by the Lenders; and

(j)	any other documents, including any other legal opinions, as reasonably requested by the Agent.

#4666581/6	89 (104)

Part II

Conditions Precedent for each Utilisation

1.	Finance Documents

Each of the Finance Documents in respect of the Borrower and Vessel to which that Utilisation relates, duly signed by all the relevant parties thereto, together with evidence that the security created thereunder is legally perfected on first priority in accordance with the terms of each of the Finance Documents and applicable laws including, but not limited to:

(a)	the Security Documents listed in Part I of this Schedule 2;

(b)	any consents, notices of assignment and acknowledgements of those notices and any other ancillary documents as required by any of the Security Documents listed in Part I of this Schedule 2 (it being understood that the Borrowers shall use commercially reasonable efforts to obtain acknowledgements from the Bareboat Charterer in such form as agreed with the Agent); and

(c)	any other Finance Document.

Each Finance Document shall be delivered to the Agent in original.

2.	Authorisations

All approvals, authorisations and consents required (if any) by any government, other authorities or other third parties for the Obligors to enter into and perform their obligations under any of the Finance Documents.

3.	The Vessels

(a)	Appraisal reports on the Market Value of the Vessel not being older than one hundred (100) days before the Utilisation Date evidencing compliance with Clause 25.1 (Minimum Market Value);

(b)	A certified copy of the Protocol of Delivery and Acceptance under the relevant purchase agreement;

(c)	A copy of the Bill of Sale;

(d)	Certificate of ownership and encumbrances from the appropriate authorities showing the registered ownership of the Vessel;

(e)	An updated class certificate related to the Vessel from the relevant classification society, confirming that the Vessel is classed with the highest class in accordance with Clause 25.5 (Flag, trading, Classification and repairs), free of extensions and overdue recommendations;

(f)	results of maritime registry searches with respect to the Vessel, which results shall be acceptable to the Agent;

(g)	documents evidencing compliance with the ISM Code and ISPS Code;

#4666581/6	90 (104)

(h)	certificates from insurance brokers evidencing that the relevant Borrower has taken out insurances in accordance with Clause 25.3 (Insurance), including standard letters of undertaking from the insurers confirming the loss payable clauses; and

(i)	the Insurance Report.

4.	Miscellaneous

(a)	The Utilisation Request at least three (3) Business Days prior to the relevant Utilisation Date.

(b)	Evidence that the required Equity Contribution has been made.

(c)	evidence that all fees, costs and expenses referred to in Finance Documents as payable prior to the relevant Utilisation Date, have or will be paid on its due date.

(d)	Any such favourable legal opinions in form and substance satisfactory to the Agent (on behalf of the Lenders) from lawyers appointed by the Agent on matters concerning all relevant jurisdictions as the Agent may require.

(e)	Any other documents as reasonably requested by the Agent.

#4666581/6	91 (104)

Part III

Conditions Precedent Required to be delivered by a Replacement Guarantor

1.	An Accession Letter, duly executed by the Replacement Guarantor and the Obligors.

2.	A copy of the constitutional documents of the Replacement Guarantor.

3.	A copy of a resolution of the board of directors of the Replacement Guarantor:

(a)	approving the terms of, and the transactions contemplated by, the Accession Letter and the Finance Documents and resolving that it execute the Accession Letter;

(b)	authorising a specified person or persons to execute the Accession Letter on its behalf; and

(c)	authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices to be signed and/or despatched by it under or in connection with the Finance Documents.

4.	A specimen of the signature of each person authorised by the resolution referred to in paragraph 3 above.

5.	All required new Security Documents (including, but not limited to, the Share Pledge) duly executed and perfected in order to ensure that the Security as set out in Clause 20 (Security) is still in place in a form and through a structure acceptable to the Finance Parties.

6.	A certificate of the Replacement Guarantor (signed by a director) confirming that the relevant Borrower will be provided with new equity in an amount sufficient (when seen together with the Draw Down Proceeds payable to KNOT) to make the prepayment required pursuant to Clause 8.2 (Drop Down) of this Agreement on the relevant Drop Down Date.

7.	A certificate of the Replacement Guarantor (signed by a director) confirming that borrowing or guaranteeing, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing or similar limit binding on it to be exceeded.

8.	A certificate of an authorised signatory of the Replacement Guarantor certifying that each copy document listed in this Part III of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of the Accession Letter.

9.	A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable in connection with the entry into and performance of the transactions contemplated by the Accession Letter or for the validity and enforceability of any Finance Document.

10.	If available, the latest audited financial statements of the Replacement Guarantor.

11.	A Compliance Certificate signed by the Replacement Guarantor.

12.	A legal opinion of the legal advisers to the Agent in the jurisdiction of the Replacement Guarantor.

#4666581/6	92 (104)

13.	If the proposed Replacement Guarantor is incorporated in a jurisdiction other than Norway, evidence that it has appointed a process agent in Norway, if not an Obligor, has accepted its appointment in relation to the proposed Replacement Guarantor.

#4666581/6	93 (104)

SCHEDULE 3

REQUESTS

Part I

Utilisation Request

From:	[Borrower]

To:	[Agent]

Dated:

Dear Sirs

KNOT USD 172,500,000 Facility Agreement dated 3 April 2014 (the “Agreement”)

1.	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow a Loan on the following terms:

Name of Borrower and Vessel:	[—]/[—]

Proposed Utilisation Date:	[—] (or, if that is not a Business Day, the next Business Day)

Facility to be utilised:	[Facility A]/[Facility B]

Amount:	[—] or, if less, the Available Facility

Interest Period:	[—]

3.	We confirm that (i) each condition specified in Clause 4.2 (Conditions precedent for each Utilisation) is satisfied on the date of this Utilisation Request, (ii) each of the representations and warranties set out in Clause 21 (Representations) of the Agreement is true and correct; and (iii) no event or circumstances has occurred and is continuing which constitute or may constitute a Default or an Event of Default.

4.	The proceeds of this Loan should be credited to [account].

5.	Enclosed is an overview of the Acquisition Costs for the Vessel.

6.	This Utilisation Request is irrevocable.

Yours faithfully

By:
Name:
Title:
Company:

#4666581/6	94 (104)

Part II

Selection Notice

From:	[Borrower]

To:	[Agent]

Dated:

Dear Sirs

KNOT USD 172,500,000 Facility Agreement dated 3 April 2014 (the “Agreement”)

1.	We refer to the Agreement. This is a Selection Notice. Terms defined in the Agreement have the same meaning in this Selection Notice unless given a different meaning in this Selection Notice.

2.	We refer to the following Facility [A]/[B] Loan[s] with an Interest Period ending on [—].

3.	We request that the next Interest Period for the above Facility [A]/[B] Loan[s] is [—].

4.	This Selection Notice is irrevocable.

Yours faithfully

By:
Name:
Title:
Company: [Name of relevant Borrower]

#4666581/6	95 (104)

SCHEDULE 4

MANDATORY COST FORMULAE

1.	The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the relevant Financial Conduct Authority and/or Prudent Regulation Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank

2.	On the first day of each Interest Period (or as soon as possible thereafter) the Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3.	The Additional Cost Rate for any Lender lending from a facility office in the European Economic Area will be the percentage notified by that Lender to the Agent. This percentage will be certified by that Lender in its notice to the Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that facility office) of complying with the relevant minimum reserve requirements in respect of Loans made from that facility office.

4.	The Additional Cost Rate for any Lender lending from a facility office in the United Kingdom will be calculated by the Agent as follows:

E x 0.01	per cent. per annum.
300

Where:

E is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.	For the purposes of this Schedule:

“Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

“Fees Rules” means the rules on periodic fees contained in the Financial Conduct Authority Fees Manual and the Prudential Regulation Authority Fees Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

#4666581/6	96 (104)

6.	If requested by the Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Agent, the rate of charge payable by that Reference Bank to the Financial Conduct Authority and/or Prudent Regulation Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Conduct Authority and/or Prudential Regulation Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

7.	Each Lender shall supply any information required by the Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(a)	the jurisdiction of its facility office; and

(b)	any other information that the Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Agent of any change to the information provided by it pursuant to this paragraph.

8.	The rates of charge of each Reference Bank for the purpose of E above shall be determined by the Agent based upon the information supplied to it pursuant to paragraphs 6 and 7 above and on the assumption that, unless a Lender notifies the Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a facility office in the same jurisdiction as its facility office.

9.	The Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 6 and 7 above is true and correct in all respects.

10.	The Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 6 and 7 above.

11.	Any determination by the Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties.

The Agent may from time to time, after consultation with the Borrower and the Lenders, determine and notify to all parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Conduct Authority and/or Prudential Regulation Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

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SCHEDULE 5

FORM OF TRANSFER CERTIFICATE

To:	[—] as Agent

From:	[The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”)

Dated:

KNOT USD 172,500,000 Facility Agreement dated 3 April 2014 (the “Agreement”)

1.	We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.	We refer to Clause 27 (Changes to the Lenders):

(a)	The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation all or part of the Existing Lender’s Commitment, rights and obligations referred to in the Schedule in accordance with Clause 27 (Changes to the Lenders).

(b)	The proposed Transfer Date is [—].

(c)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 34.2 (Addresses) are set out in the Schedule.

3.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in Clause 27.4 (Limitation of responsibility of Existing Lenders).

4.	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

5.	This Transfer Certificate is governed by Norwegian law.

The Schedule

Commitments/rights and obligations to be transferred

I	Existing Lender: [ ]

II	New Lender: [ ]

III	Specify which Facility: [ ]

III	Total Commitments of Existing Lender: USD [ ]

IV	Aggregate amount transferred: USD [ ]

V	Total Commitments of New Lender: USD [ ]

VI	Transfer Date: [ ]

Administrative Details / Payment Instructions of New Lender

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Notices to New Lender:

[            ]

Att: [            ]

Telefax no: + [            ]

[Insert relevant office address, telefax number and attention details for notices and payments to the New Lender.]

Account details of New Lender: [Insert relevant account details of the New Lender.]

Existing Lender:	New Lender:

[—]	[—]

By:	By:
Name:	Name:
Title:	Title:

This Transfer Certificate is accepted and agreed by the Agent and the Transfer Date is confirmed as [    ].

Agent:

SUMITOMO MITSUI BANKING CORPORATION EUROPE LIMITED

By:
Name:
Title:
By:

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SCHEDULE 6

FACILITY A REPAYMENTS

All amounts are in USD

Instalments - SENIOR FACILITY	Dan Cisne	Dan Sabia
1	2,200,000	2,000,000
2	2,200,000	2,000,000
3	2,200,000	2,000,000
4	2,200,000	2,000,000
5	2,500,000	2,100,000
6	2,500,000	2,100,000
7	2,500,000	2,100,000
8	2,500,000	2,100,000
9	2,800,000	2,100,000
10	2,800,000	2,200,000
11	3,100,000	3,000,000
12	3,100,000	3,100,000
13	3,100,000	3,100,000
14	3,100,000	3,100,000
15	3,400,000	3,400,000
16	3,400,000	3,400,000
17	3,400,000	3,400,000
18	3,750,000	3,700,000
19	3,750,000	3,700,000
20		3,900,000
Total instalments - excl. mandatory prepayment	54,500,000	54,500,000

Balloon	8,000,000	8,000,000

Total repayment - excl. mandatory prepayment	62,500,000	62,500,000

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SCHEDULE 7

FORM OF ACCESSION LETTER

To:	[—] as Agent

From:	[KNOP] and [the Obligors]

Dated:

Dear Sirs

KNOT USD 172,500,000 Facility Agreement dated 3 April 2014 (the “Agreement”)

1.	We refer to the Agreement. This is an Accession Letter. Terms defined in the Agreement have the same meaning in this Accession Letter unless given a different meaning in this Accession Letter.

2.	Knutsen NYK Offshore Partners L. P. (“KNOP”) agrees to become a Replacement Guarantor [with respect to all amounts outstanding in respect of Borrower [20]/[21] and the Vessel [Dan Cisne]/[Dan Sabia] and to be bound by the terms of the Agreement as a Replacement Guarantor pursuant to Clause 28.2 (KNOP as Replacement Guarantor) of the Agreement. KNOP is a company duly incorporated under the laws of the United States.

3.	KNOP’s administrative details are as follows:

Address:

Fax No:

Attention:

4.	This Accession Letter is governed by Norwegian law and KNOP has appointed [—] as its process agents in respect of this Accession Letter and the other Finance Documents.

[Borrowers]	[KNOT]	[KNOP]

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SCHEDULE 8

PART I

FORM OF COMPLIANCE CERTIFICATE - KNOT

To:	[—] as Agent

From:	[Company]

Dated:

Dear Sirs

KNOT USD 172,500,000 Facility Agreement dated 3 April 2014 (the “Agreement”)

1.	We refer to the Facilities Agreement. This is a Compliance Certificate. Terms defined in the Facilities Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.	We confirm that:

(a)	Free Liquidity: the cash and cash equivalent is USD [ ] which is [—]% of the aggregate amount of all obligations of the Group for or in respect of Interest Bearing Debt. The Cash and Cash Equivalent required is minimum USD 25,000,000 and minimum four per cent. (4%) of the aggregate amount of all obligations of the Group for or in respect of Interest Bearing Debt.

(b)	Working Capital: the Current Asset of the Group is USD [ ] while the Current Liabilities of the Group is USD [ ] making the Working Capital [ ]. It is a requirement under the Agreement that the Working Capital is positive.

(c)	EBITDA: the interest cost of the Group is USD [ ]. EBITDA is [ ]. It is a requirement under the Agreement that EBITDA is higher than the interest cost of the Group.

(d)	Minimum Equity Ratio: Book Equity is [ ]. Total Assets is [ ]. The ratio of Book Equity to Total Assets is therefore [ ]. The required Equity Ratio is minimum [twenty-two point five per cent. (22.5%)]/[twenty-five per cent. (25%)].

(e)	We are therefore in compliance with the financial covenants in the Facilities Agreement.[1]

3.	We confirm that no Default is continuing.[2]

4.	We confirm that the representations and warranties set out in Clause 21 (Representations) are correct as of the date hereof.

By:
Name:
Title:[3]
Company: Knutsen NYK Offshore AS

[1]	If not in compliance this can be remedied if Free Liquidity is above USD 75,000,000.
[2]	Note: If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.
[3]	Note: to be signed in accordance with Clause 22.2 of the Facilities Agreement

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PART II

FORM OF COMPLIANCE CERTIFICATE - KNOP

To:	[—] as Agent

From:	[Company]

Dated:

Dear Sirs

KNOT USD 172,500,000 Facility Agreement dated 3 April 2014 (the “Agreement”)

5.	We refer to the Facilities Agreement. This is a Compliance Certificate. Terms defined in the Facilities Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

6.	We confirm that:

(a)	Free Liquidity: the cash and cash equivalent is USD [ ] The Cash and Cash Equivalent required is minimum USD 15,000,000.

(b)	Minimum Equity Ratio: Book Equity is [ ]. Total Assets is [ ]. The ratio of Book Equity to Total Assets is therefore [ ]. The required Equity Ratio is minimum thirty per cent. (30%).

(c)	We are therefore in compliance with the financial covenants in the Facilities Agreement.[4]

7.	We confirm that no Default is continuing.[5]

8.	We confirm that the representations and warranties set out in Clause 21 (Representations) are correct as of the date hereof.

By:
Name:
Title:[6]
Company: Knutsen NYK Offshore Partners L.P

[4]	If not in compliance this can be remedied if Free Liquidity is above USD 75,000,000.
[5]	Note: If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.
[6]	Note: to be signed in accordance with Clause 22.2 of the Facilities Agreement

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SCHEDULE 9

STRUCTURE CHART

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